                                                                 EXECUTION COPY








                             CREDIT AGREEMENT

                          Dated _______ __, 1997

                                  among

                    AMERICAN PHYSICIAN PARTNERS, INC.,

                               as Borrower,

                       THE LENDERS SIGNATORY HERETO
                            FROM TIME TO TIME,

                               as Lenders,

                                   and

                  GENERAL ELECTRIC CAPITAL CORPORATION,

                           as Agent and Lender

                               TABLE OF CONTENTS
                                                                                   PAGE
                                                                                   ----
    1. AMOUNT AND TERMS OF CREDIT ..........................................         1
       1.1      Revolving Credit Facility ..................................         1
       1.2      Letters of Credit ..........................................         4
       1.3      Prepayments and Commitment Reductions ......................         4
       1.4      Use of Proceeds ............................................         7
       1.5      Interest and Applicable Margins ............................         7
       1.6      Fees .......................................................        10
       1.7      Receipt of Payments ........................................        10
       1.8      Application and Allocation of Payments .....................        10
       1.9      Loan Account and Accounting ................................        11
       1.10     Indemnity ..................................................        11
       1.11     Access .....................................................        12
       1.12     Taxes ......................................................        12
       1.13     Capital Adequacy; Increased Costs; Illegality ..............        14
       1.14     Single Loan ................................................        16

    2. CONDITIONS PRECEDENT ................................................        16
       2.1      Conditions to the Initial Loans ............................        16
       2.2      Further Conditions to Each Loan ............................        17

    3. REPRESENTATIONS AND WARRANTIES ......................................        18
       3.1      Existence; Compliance with Law .............................        18
       3.2      Executive Offices; FEIN ....................................        19
       3.3      Corporate or Partnership Power,
                 Authorization, Enforceable
                 Obligations ...............................................        19
       3.4      Financial Statements and Projections .......................        20
       3.5      Material Adverse Effect ....................................        20
       3.6      Ownership of Property; Liens ...............................        21
       3.7      Labor Matters ..............................................        21
       3.8      Ventures, Subsidiaries and Affiliates;
                 Outstanding Stock and Indebtedness ........................        22
       3.9      Government Regulation ......................................        22
       3.10     Margin Regulations .........................................        22
       3.11     Taxes ......................................................        22
       3.12     ERISA ......................................................        23
       3.13     No Litigation ..............................................        24
       3.14     Brokers ....................................................        24
       3.15     Intellectual Property ......................................        25
       3.16     Full Disclosure ............................................        25
       3.17     Environmental Matters ......................................        25
       3.18     Insurance ..................................................        26
       3.19     Intentionally Omitted ......................................        26
       3.20     Intentionally Omitted ......................................        26
       3.21     Intentionally Omitted ......................................        26

       3.22     Agreements and Other Documents .............................        26
       3.23     Solvency ...................................................        26
       3.24     Acquisition Agreement ......................................        26
       3.25     Intentionally Omitted ......................................        27
       3.26     Third Party Reimbursement ..................................        27

    4. FINANCIAL STATEMENTS AND INFORMATION ................................        27
       4.1      Reports and Notices ........................................        27
       4.2      Communication with Accountants .............................        27

    5. AFFIRMATIVE COVENANTS ...............................................        28
       5.1      Maintenance of Existence and Conduct of
                 Business...................................................        28
       5.2      Payment of Obligations .....................................        28
       5.3      Books and Records ..........................................        29
       5.4      Insurance ..................................................        29
       5.5      Compliance with Laws .......................................        29
       5.6      Supplemental Disclosure ....................................        29
       5.7      Intellectual Property ......................................        30
       5.8      Environmental Matters ......................................        30
       5.9      Landlords' Agreements, Mortgagee
                 Agreements and Bailee Letters..............................        30
       5.10     Intentionally Omitted ......................................        30
       5.11     Further Assurances .........................................        30
       5.12     Accreditation and Licensing ................................        30

    6. NEGATIVE COVENANTS ..................................................        31
       6.1      Mergers, Subsidiaries, Etc.; Unrestricted
                 Subsidiaries...............................................        31
       6.2      Investments; Loans and Advances ............................        35
       6.3      Indebtedness ...............................................        37
       6.4      Employee Loans and Affiliate Transactions ..................        40
       6.5      Business ...................................................        41
       6.6      Intentionally Omitted ......................................        41
       6.7      Liens ......................................................        41
       6.8      Sale of Stock and Assets ...................................        41
       6.9      ERISA ......................................................        42
       6.10     Financial Covenants ........................................        42
       6.11     Hazardous Materials ........................................        42
       6.12     Intentionally Omitted ......................................        42
       6.13     Intentionally Omitted ......................................        42
       6.14     Restricted Payments ........................................        42
       6.15     Change of Corporate Name or Location .......................        43
       6.16     No Impairment of Intercompany Transfers ....................        43
       6.17     Intentionally Omitted ......................................        43
       6.18     Changes Relating to Subordinated Debt ......................        43

    7. TERM ................................................................        44
       7.1      Termination ................................................        44
       7.2      Survival of Obligations Upon Termination
                 of Financing Arrangements .................................        44

    8. EVENTS OF DEFAULT: RIGHTS AND REMEDIES ..............................        44
       8.1      Events of Default ..........................................        44
       8.2      Remedies ...................................................        47
       8.3      Waivers by Credit Parties ..................................        47

    9. ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT .................        48
       9.1      Assignment and Participations ..............................        48
       9.2      Appointment of Agent .......................................        50
       9.3      Agent's Reliance, Etc ......................................        50
       9.4      GE Capital and Affiliates ..................................        51
       9.5      Lender Credit Decision .....................................        51
       9.6      Indemnification ............................................        51
       9.7      Successor Agent ............................................        52
       9.8      Setoff and Sharing of Payments .............................        52
       9.9      Advances; Payments; Non-Funding Lenders;
                 Information ...............................................        53

  10. SUCCESSORS AND ASSIGNS ...............................................        55
      10.1      Successors and Assigns .....................................        55

  11. MISCELLANEOUS ........................................................        56
      11.1      Complete Agreement; Modification of Agreement ..............        56
      11.2      Amendments and Waivers .....................................        56
      11.3      Fees and Expenses ..........................................        57
      11.4      No Waiver ..................................................        58
      11.5      Remedies ...................................................        59
      11.6      Severability ...............................................        59
      11.7      Conflict of Terms ..........................................        59
      11.8      Confidentiality ............................................        59
      11.9      GOVERNING LAW ..............................................        60
      11.10     Notices ....................................................        61
      11.11     Section Titles .............................................        61
      11.12     Counterparts ...............................................        61
      11.13     WAIVER OF JURY TRIAL .......................................        61
      11.14     Press Releases .............................................        62
      11.15     Reinstatement ..............................................        62
      11.16     Advice of Counsel ..........................................        62
      11.17     No Strict Construction .....................................        62
      11.18     No Third-Party Beneficiary .................................        62

                              INDEX OF APPENDICES

Exhibit 1.1(a)      -    Form of Notice of Revolving Credit Advance
Exhibit 1.1(b)      -    Form of Revolving Note
Exhibit 1.1(c)(ii)  -    Form of Swing Line Note
Exhibit 1.5(e)      -    Form of Notice of Conversion/Continuation
Exhibit 9.1(a)      -    Form of Assignment Agreement

Schedule  1.1       -    Responsible Individual
Schedule  1.4       -    Sources and Uses; Funds Flow Memorandum
Schedule  3.2       -    Executive Offices; FEIN
Schedule  3.4(A)    -    Financial Statements
Schedule  3.4(B)    -    Pro Forma
Schedule  3.4(C)    -    Projections
Schedule  3.6       -    Real Estate and Leases
Schedule  3.7       -    Labor Matters
Schedule  3.8       -    Ventures, Subsidiaries and Affiliates; Outstanding
                           Stock
Schedule  3.11      -    Tax Matters
Schedule  3.12      -    ERISA Plans
Schedule  3.13      -    Litigation
Schedule  3.15      -    Intellectual Property
Schedule  3.17      -    Hazardous Materials
Schedule  3.22      -    Material Agreements
Schedule  5.1       -    Trade Names
Schedule  5.4       -    Insurance
Schedule  6.1(b)    -    Existing Permitted Joint Ventures
Schedule  6.3       -    Indebtedness
Schedule  6.7       -    Existing Liens
Schedule  A-1       -    List of Founding Radiology Practices and
                           Acquisition Agreements
Schedule  A-19      -    Prior Lender Obligations

Annex A (Recitals)       -    Definitions
Annex B (Section 1.2)    -    Letters of Credit
Annex C (Section 2.1(a)) -    Schedule of Additional Closing Documents
Annex D (Section 4.1(a)) -    Financial Statements and Projections -- Reporting
Annex E (Section 6.10)   -    Financial Covenants
Annex F (Section 9.9(a)) -    Lenders' Wire Transfer Information
Annex G (Section 11.10)  -    Notice Addresses

         CREDIT AGREEMENT, dated ________ __, 1997 among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time.

                                    RECITALS

         WHEREAS, Borrower desires that Lenders extend revolving credit facilities to Borrower of up to One Hundred Fifteen Million Dollars ($115,000,000.00) in the aggregate for the purpose of refinancing certain indebtedness of Borrower and the seven (7) radiology practices to be acquired by the Borrower on the date hereof and to provide working capital financing for Borrower and funds for other general corporate purposes of Borrower; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

         WHEREAS, Borrower desires to secure all of its obligations under the Loan Documents by pledging to Agent, for the benefit of Agent and Lenders, all of the issued and outstanding capital stock of Borrower's Subsidiaries and all the Borrower's or any Subsidiary's right, title and interest in the equity of any partnership, joint venture or other business organization and all intercompany notes, and granting to Agent for the benefit of Agent and Lenders a security interest in all Service Agreements; and

         WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. AMOUNT AND TERMS OF CREDIT

         1.1 REVOLVING CREDIT FACILITY. (a) Subject to the terms and conditions hereof, each Lender agrees to make available from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Revolving Credit Advance"). The Pro Rata Share of the Revolving Loan of any Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Lender hereunder shall be several and not joint. The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Maximum Amount and (B) the Revolving Credit Availability, in each case less the sum of the Letter of Credit Obligations and the Swing Line Loan outstanding at such time ("Borrowing

Availability"). Until the Availability Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1. Each Revolving Credit Advance shall be made on notice by Borrower to the representative of Agent identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than (1) 2:00 p.m. (New York time) on the Business Day prior to the date of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 1:00 p.m. (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

         (b) Borrower shall execute and deliver to each Lender a note to evidence the Revolving Loan Commitment of that Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of each Lender's Revolving Loan Commitment or, if less, the applicable Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Revolving Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

         (c) SWING LINE FACILITY. (i) Agent shall notify the Swing Line Lender upon Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender shall make available from time to time until the Availability Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice to the extent that such notice requests the Borrower to make such Advance as a Swing Line Advance. The aggregate amount of Swing Line Advances outstanding shall not exceed the lesser of (A) the Swing Line Commitment and (B) the Revolving Credit Availability less the outstanding balance of the Revolving Loan and the Letter of Credit Obligations at such time ("Swing Line Availability"). Until the Availability Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to Agent in accordance with Section 1.1(a) which requests a Swing Line Advance. Those notices must be given no later than 12:00 noon (New York time) on the Business Day of the proposed Swing Line Advance. Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan (i) in the absence of the occurrence and continuance of an Event of Default, within one Business Day following the Swing Line Lender's demand therefor, and (ii) during the occurrence and continuance of an Event of Default, upon demand therefor by the Swing Line Lender.

         (ii) Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (the "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

         (iii) REFUNDING OF SWING LINE LOANS. The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to such Revolving Lender's Pro Rata Share of the principal amount of the Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) shall have occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

         (iv) PARTICIPATION IN SWING LINE LOANS. If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) shall have occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender will, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Revolving Lender will promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Lender a Swing Line Loan Participation Certificate, substantially the form of Exhibit 1.1(c)(iv), dated the date of receipt of such funds and in such amount.

         (v) REVOLVING LENDERS' OBLIGATIONS UNCONDITIONAL. Each Revolving Lender's obligation to make Revolving Credit Advances in accordance with
Section 1.1(c)(iii) and to purchase participating interests in accordance with
Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Section 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

         1.2 LETTERS OF CREDIT. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.

         1.3 PREPAYMENTS AND COMMITMENT REDUCTIONS.

         (a) VOLUNTARY COMMITMENT REDUCTIONS. Borrower may at any time on at least fifteen (15) Business Days' prior written notice to Agent voluntarily and permanently reduce or terminate the Revolving Loan Commitment; provided that
(A) any such partial reduction shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount and (B) the Revolving Loan Commitment shall not be reduced to an amount less than the L/C Sublimit plus the Swing Line Commitment. Upon the effective date of any such termination all Advances and other Obligations shall be immediately due and payable in full. Any such voluntary reduction or termination of the Revolving Loan Commitment must be accompanied by the payment, if any, required by Section 1.3(b)(i) below, plus any LIBOR funding breakage costs resulting therefrom in accordance with Section 1.10(b). Each notice of partial reduction shall designate whether such reduction shall apply to reduce the L/C Sublimit or the Swing Line Commitment. Upon any such reduction or termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be. Any voluntary prepayment made after the Availability Termination Date shall be deemed a voluntary commitment reduction pursuant to this Section and such reduction shall be applied against installments due under
Section 1.3(b)(iv) pro rata.

         (b) Mandatory Prepayments and Commitment Reductions. (i) If at any time the outstanding balance of the Revolving Loan exceeds the lesser of (A) the Maximum Amount and (B) the Revolving Credit Availability, less, in each case, the outstanding Swing Line Loan at such time, Borrower shall immediately repay the outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess.

         (ii) (A) Immediately upon receipt by any Credit Party of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(a) or (b)), Borrower shall prepay the Loans in an amount equal to the amount by which all such proceeds, net of (1) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non- Affiliates), (2) transfer taxes, (3) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (4) an appropriate reserve for income taxes in accordance with GAAP in connection therewith, exceeds one million five hundred thousand dollars ($1,500,000) in any Fiscal Year; provided that such prepayments shall be made in increments of $100,000 only (any amount not paid as a result of this requirement shall be accumulated and paid when the aggregate amount of such accumulation shall meet the required prepayment increment). For the purposes of this Section 1.3(b)(ii)(A) the Credit Parties shall not be deemed to have received proceeds of any disposition permitted pursuant to Section 6.8(c) or (d) to the extent that such proceeds are redeployed to replace the asset disposed of in the manner and within the time period provided in such sections. To the extent that such proceeds are not so redeployed within such time period, such proceeds shall be deemed received by the Credit Parties upon the expiration of such period. Any such prepayment shall be applied in accordance with clause (c) below.

         (B) Immediately upon receipt by any Credit Party of proceeds of any sale of Stock or of all or substantially all of the assets of any Subsidiary or Permitted Joint Venture in accordance with Section 6.8(e), the Borrower shall prepay the Loans in an amount equal to all such proceeds, net of: (i) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes, (iii) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.

         (iii) If Borrower issues Stock or any Indebtedness, other than Stock or Indebtedness issued as a part of the consideration for a Permitted Acquisition and other than Indebtedness permitted pursuant to Section 6.3, then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Revolving Loan in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

         (iv) Commencing on September 30, 2000 (the "Amortization Commencement Date") and on the last business day of each Fiscal Quarter thereafter until the Commitment Termination Date, the Borrower shall repay the Revolving Loan outstanding in quarterly installments equal to the lesser of: (x) the percentage of the aggregate principal amount of the Revolving Loan outstanding on the Amortization Commencement Date set forth opposite the period in which such fiscal quarter ends below and (y) the amount of Revolving Loan outstanding concurrent on the date of such installment:


                           Period             Percentage
                           ------             ----------
                     September 30, 2000         7.50%
                          through
                     September 29, 2002

                     September 30, 2002         10.0%
                       and thereafter

         (v) Notwithstanding anything else in this Agreement to the contrary, all Obligations shall be due and payable, and all Letters of Credit (or standby guarantees therefor) shall be cancelled or returned or cash collateralized in accordance with Annex B, on the Commitment Termination Date.

         (c) APPLICATION OF CERTAIN MANDATORY PREPAYMENTS. Any prepayments made by Borrower pursuant to clause (b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same shall have been repaid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the outstanding principal balance of Revolving Credit Advances until the same shall have been paid in full; and sixth, to any Letter of Credit Obligations or to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized or secured in the manner set forth in Annex B.

         (d) COMMITMENT REDUCTIONS. The Revolving Loan Commitment shall be permanently reduced (i) to the amount of the aggregate outstanding principal amount of the Revolving Loan on the Availability Termination Date, and (ii) by the amount of any payment or prepayment pursuant to Sections 1.3(b)(ii), (iii) or (iv) made subsequent to the Availability Termination Date. Any prepayments described in clause (ii) of this subsection (d) that permanently reduce the Revolving Loan Commitment shall be applied against installments due pursuant to
Section 1.3(b)(iv) in inverse order of the occurrence thereof. The Swing Line Commitment shall terminate on the Availability Termination Date.

         (e) Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction referred to in clauses
(b)(ii) or (b)(iii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

         1.4 USE OF PROCEEDS. Borrower shall utilize the proceeds of the Revolving Loan and the Swing Line Loan solely for funding Permitted Acquisitions, the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital, Capital Expenditures and for other lawful purposes. Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Revolving Credit Advances and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

         1.5 INTEREST AND APPLICABLE MARGINS. (a) Borrower shall pay interest to Agent, (i) for the ratable benefit of Lenders in accordance with the Revolving Credit Advances being made by each Lender, in arrears on each applicable Interest Payment Date, at the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, on the aggregate Revolving Credit Advances outstanding from time to time, (ii) for the benefit of the Swing Line Lender with respect to the Swing Line Loan, at the Index Rate plus the Applicable Revolver Index Margin per annum, (A) in the absence of the occurrence and continuance of an Event of Default, within one Business Day following the Swing Line Lender's demand therefor, and (B) during the occurrence and continuance of an Event of Default, upon demand therefor by the Swing Line Lender.

         The Applicable Revolver Index Margin, Applicable Revolver LIBOR Margin and the Applicable L/C Margin will be 0.375%, 1.375% and 1.375% per annum, respectively, as of the Closing Date. Commencing with the date that the Borrower delivers consolidated quarterly Financial Statements for the first Fiscal Quarter that ends at least six (6) months after the Closing Date, the Applicable Margins will be adjusted (up or down) prospectively on a quarterly basis based upon Borrower and its Restricted Subsidiaries' Senior Debt Leverage Ratio for the applicable test period ended on the last day of such Fiscal Quarter. Adjustments in Applicable Margins will be determined by reference to the following grids:

                      If Senior Debt         Level of
                    Leverage Ratio is   Applicable Margins:
                    -----------------   ------------------
                     Less Than 1.0            Level I

                     Greater Than
                     or Equal To 1.0,
                     but Less Than 2.0        Level II


                     Greater Than
                     or Equal To 2.0,         Level III

                                           Applicable Margins
                                           ------------------
                                    Level I   Level II    Level III
                                    -------   --------    ---------
             Applicable Revolver     0.00%     0.375%       0.75%
             Index Margin

             Applicable Revolver     1.00%     1.375%       1.75%
             LIBOR Margin

             Applicable L/C          1.00%     1.375%       1.75%
             Margin

         All adjustments in the Applicable Margins based on the foregoing ratio will be implemented quarterly on a prospective basis, for each calendar month commencing at least five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements of Borrower evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. If an Event of Default shall have occurred and be continuing, at the election of the Agent (or upon the written request of the Requisite Lenders), the Applicable Margins shall immediately increase to the highest level set forth on the foregoing grid effective as of the initial date of such Event of Default until the date on which such Event of Default is waived or cured.

         (b) If any payment on any Obligation becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Agent of an interest rate hereunder shall be conclusive, absent manifest error.

         (d) So long as an Event of Default described in Section 8.1(a) resulting from the failure to pay principal, interest or letter of credit fees shall have occurred and be continuing (a "Payment Default"), and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Obligations and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until the date on which such Event of Default is cured or waived and shall be payable upon demand.

         (e) So long as no Default or Event of Default shall have occurred and be continuing, and subject to the additional conditions precedent set forth in
Section 2.2, Borrower shall have the option to: (i) request that any Revolving Credit Advances be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Credit Advances from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.10(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Revolving Credit Advances as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. The aggregate amount of Revolving Credit Advances to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to be made as part of a LIBOR Loan, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default shall have occurred and be continuing or the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e).

         (f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; PROVIDED, HOWEVER, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in

Sections 1.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this
Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.8 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

         1.6 FEES. (a) Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated June 16, 1997, between Borrower and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein.

         (b) As additional compensation for the Lenders, Borrower agrees to pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each Fiscal Quarter that occurs following the Closing Date and prior to the Availability Termination Date and on the Availability Termination Date, for each day from and including the Execution Date, to but excluding the Availability Termination Date, a fee for the Lenders making available the Revolving Credit Commitment in an amount equal to one quarter of one percent (.25%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the difference between (x) the Maximum Amount (as in effect from time to time) and (y) the average for the period of the daily closing principal balance of the Revolving Loan outstanding during the period for which such fee is due.

         1.7 RECEIPT OF PAYMENTS. Borrower shall make each payment under this Agreement not later than 12:00 noon (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 12:00 noon New York time. Payments received after 12:00 noon New York time on any Business Day shall be deemed to have been received on the following Business Day.

         1.8 APPLICATION AND ALLOCATION OF PAYMENTS. So long as no Event of Default shall have occurred and be continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by Borrower, subject to the last sentence of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3. As to each other payment, and as to all payments made when an Event of Default shall have occurred and be continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, and except as provided above, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Swing Line Loan; (3) to principal payments on the Swing Line Loan; (4) to interest on the Revolving Credit Advances and Letter of Credit Fees; (5) to principal payments on the Revolving Credit Advances and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the Advances and outstanding Letter of Credit Obligations; and (6) to all other Obligations including expenses of Lenders to the extent reimbursable under Section 11.3.

         1.9 LOAN ACCOUNT AND ACCOUNTING. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Advances and Letter of Credit Obligations, (b) all payments made by Borrower, and (c) all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the Borrower's receipt thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.

         1.10 INDEMNITY. (a) Whether or not any Advance is ever made or Letter of Credit ever issued hereunder, Borrower shall indemnify and hold harmless each of Agent, the L/C Issuers, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or the execution, delivery or performance of the Loan Documents, or otherwise in connection with or arising out of the transactions contemplated hereunder and thereunder (including, without limitation, the IPO, any Acquisition or Permitted Acquisition) and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

         (b) To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.10(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

         1.11 ACCESS. Borrower and each of its Subsidiaries shall, during normal business hours, from time to time upon five (5) Business Days' prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) and (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from its books and records. If an Event of Default shall have occurred and be continuing, each of the Borrower and its Subsidiaries shall provide such access to Agent at all times and without advance notice.

         1.12 TAXES. (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.12, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.12) Agent, the L/C Issuers or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.

         (b) Borrower shall indemnify and, within ten (10) days of demand therefor, pay Agent, each L/C Issuer and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.12) paid by Agent, such L/C Issuer or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

         (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.

         (d) Each Lender also agrees to deliver to Borrower and the Agent such other supplemental forms as may at any time be required as a result of the passage of time or changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from U.S. withholding tax on any payments hereunder, provided, that the circumstances of the Lender at the relevant time and applicable laws permit it to do so. If a Lender determines, as a result of any change in either (1) applicable law, regulation or treaty, or in any official application thereof or (2) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 1.12(d), or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Lender and the Agent of such fact. If a Lender is organized under the laws of a jurisdiction outside the United States, and Borrower and the Agent have not received forms, certificates or other instruments indicating to their satisfaction that all payments to be made to such Lender hereunder are not subject to U.S. withholding tax, Borrower shall withhold taxes from such payments at the applicable statutory rate. Each Lender shall indemnify and hold Borrower and the Agent harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by them as a result of either (A) such Lender's failure to submit any form or certificate that it is required to provide pursuant to this Section 1.12(d) or (B) reliance by Borrower or the Agent on any such form or certificate which such Lender has provided to them pursuant to this Section 1.12(d), but in the case of (B), only to the extent accrued or incurred with respect to payments made prior to such certificate being withdrawn.

         1.13 CAPITAL ADEQUACY; INCREASED COSTS; ILLEGALITY. (a) If the Agent, any L/C Issuer or any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by the Agent, any L/C Issuer or any Lender after the date hereof with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by the Agent, such L/C Issuer or such Lender and thereby reducing the rate of return on such Person's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Person (with a copy of such demand to Agent) pay to Agent, for the account of such Person, additional amounts sufficient to compensate such Person for such reduction but only to the extent that such Person reasonably determines such increase in capital to be allocable to the existence of such Person's Commitment, Loans or interest in Letter of Credit Obligations hereunder and similar amounts are being charged generally to other companies with similar commitments from such Person. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Person to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

         (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) after the date hereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to any Lender or L/C Issuer of agreeing to make or making, funding or maintaining any Advance or of agreeing to issue or purchase a participation interest in or in issuing or purchasing a participation interest in any Letter of Credit or Letter of Credit Obligation, then Borrower shall from time to time, upon demand by such Lender or L/C Issuer (with a copy of such demand to Agent), pay to Agent for the account of such Lender or L/C Issuer additional amounts sufficient to compensate such Lender or L/C Issuer for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender or L/C Issuer, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender or L/C Issuer agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender or L/C Issuer shall, to the extent not inconsistent with such Lender's or L/C Issuer's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.13(b).

         (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change after the date hereof in any law or regulation (or any change after the date hereof in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's sole good faith determination, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into Advances bearing interest based on the Index Rate.

         (d) REPLACEMENT OF LENDER IN RESPECT OF INCREASED COSTS. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 1.12(a), 1.12(b), 1.13(a) or 1.13(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default shall have occurred and be continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be satisfactory to Agent. If Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign its Advances, its interest in the Letter of Credit Obligations and Commitments to such Replacement Lender for an amount equal to the principal balance of the Revolving Loan held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.

Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrower's rights under this Section 1.13(d) shall terminate.

         (e) Each Lender will notify Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 1.13 as promptly as practicable, and in any event within ninety
(90) days, after such Lender obtains knowledge of the occurrence of such event. In no event will Borrower be obligated to compensate any Lender pursuant to this Section 1.13 for any amounts described in clauses (a) or (b) above that accrued more than ninety (90) days prior to the date that delivery of such notice was required.

         1.14 SINGLE LOAN. All Advances to Borrower, all Letter of Credit Obligations and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of its Collateral.

2.   CONDITIONS PRECEDENT

         2.1 CONDITIONS TO THE INITIAL LOANS.

         No Lender shall be obligated to make any Loan and none of the Lenders, the Agent or any L/C Issuer shall be required to incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and the Lenders:

         (a) CREDIT AGREEMENT; LOAN DOCUMENTS. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex C, each in form and substance satisfactory to Agent.

         (b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter satisfactory to Agent confirming that, except as contemplated on
Schedule 6.3, all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advance and all Liens upon any of the property of Borrower or any of its Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Agent, Borrower and Prior Lender.

         (c) APPROVALS. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Agent affirming that no such consents or approvals are required.

         (d) PAYMENT OF FEES. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.6 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all reasonable fees, costs and expenses of closing presented as of the Closing Date.

         (e) CAPITAL STRUCTURE: OTHER INDEBTEDNESS. The capital structure of Borrower and each of its Subsidiaries and the terms and conditions of all Indebtedness of such Credit Party shall be consistent with the Borrower's prior written disclosures to the Agent, or otherwise acceptable to Agent in its sole discretion.

         (f) CONSUMMATION OF RELATED TRANSACTIONS. Agent shall have received fully executed copies of the Acquisition Agreements and each of the other Related Transactions Documents, each of which shall be in form and substance satisfactory to Agent and its counsel. The Acquisition and the other Related Transactions shall have been consummated in accordance with the terms of each Acquisition Agreement and the other Related Transactions Documents and the Borrower shall have received on the Closing Date at least $60,000,000 of net cash proceeds from the sale of its common stock in an initial registered offering of its common stock (the "IPO") and shall have paid the Founder's Closing Date Payment.

         2.2 FURTHER CONDITIONS TO EACH LOAN. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Advance as a LIBOR Loan or incur any Letter of Credit Obligation, and no L/C Issuer shall be required to issue any Letter of Credit if, as of the date thereof:

         (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

         (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

         (c) (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Advance or the incurrence of any Letter of Credit Obligation, or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Advance, and Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation so long as that Default is continuing; or

         (d) After giving effect to any Advance or the incurrence of any Letter of Credit Obligation, the outstanding principal amount of the Revolving Loan would exceed the lesser of the Revolving Credit Availability and the Maximum Amount, less, in each case, the then outstanding principal amount of the Swing Line Loan; or

         (e) After giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed the Swing Line Availability.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence, or request for the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan or any request therefor, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.   REPRESENTATIONS AND WARRANTIES

         To induce Lenders to make the Loans and to induce the Lenders and the L/C Issuers to incur Letter of Credit Obligations, the Borrower makes the following representations and warranties to Agent, the L/C Issuers and each Lender, each and all of which shall survive the execution and delivery of this Agreement.

         3.1 EXISTENCE; COMPLIANCE WITH LAW. (a) Each Credit Party (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified or to be in good standing, individually or when aggregated with all such failures, has not had and could not reasonably be expected to have or result in a Material Adverse Effect; (iii) has the requisite corporate or partnership power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except, in each case, to the extent that the failure to have such licenses, permits, consents or approvals or to make such filings or give such notices, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect; (v) is in compliance with its charter and by-laws; and (vi) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         (b) To the Borrower's knowledge, each Managed Practice has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for the ownership of its property and the operation and conduct of its business (including, as applicable, accreditations, licenses and certifications as a provider of health care services including those necessary for it to be eligible to receive payment and compensation and to participate under Medicare, Medicaid, CHAMPUS or CHAMPVA or any Blue Cross/Blue Shield or equivalent program) and is in compliance with all of the foregoing and all applicable laws relating to its business, except, in each case, to the extent that the failure to have such licenses, permits, consents or approvals or to make such filings or give such notices or to be in such compliance, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         3.2 EXECUTIVE OFFICES; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in Disclosure Schedule (3.2) and none of such locations have changed within the twelve (12) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

         3.3 CORPORATE OR PARTNERSHIP POWER, AUTHORIZATION, ENFORCEABLE OBLIGATIONS. (a) The execution, delivery and performance by each Credit Party of the Related Transaction Documents to which it is a party and the creation of all Liens provided for therein: (i) are within such Person's corporate or partnership power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action or partnership action; (iii) do not contravene any provision of such Person's charter or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Execution Date the Credit Agreement and on or prior to the Closing Date each of the other Loan Documents, shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Person enforceable against it in accordance with its terms.

         (b) Each Service Agreement, and each of the transactions contemplated thereunder does not violate any applicable rule or regulation: (i) relating to the eligibility of a Managed Practice to receive payment and to participate as an accredited and certified provider of health care services under Medicare, Medicaid, CHAMPUS, CHAMPVA or any Blue Cross/Blue Shield or equivalent program,
(ii) applicable to such Person as a result of its participation in such programs, (iii) relating to the licenses and permits required therein in connection therewith, or (iv) relating to the practice of medicine or the sharing of fees generated in connection therewith; except in each case ((i), (ii), (iii) and (iv)), for such violations, as individually or in the aggregate with all such events, have not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         3.4 FINANCIAL STATEMENTS AND PROJECTIONS. Except for the Projections, all Financial Statements concerning Borrower and its Subsidiaries or any Founding Radiology Practice which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

         (a) The Financial Statements listed on Disclosure Schedule (3.4(A)) have been delivered on the date hereof.

         (b) PRO FORMA. The Pro Forma delivered on the date hereof and described on Disclosure Schedule (3.4(B)) was prepared by Borrower giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets described on such Disclosure
Schedule 3.4(B) was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

         (c) PROJECTIONS. The Projections delivered on the date hereof and described on Disclosure Schedule (3.4(C)) have been prepared by Borrower in light of the past operations of its businesses and the businesses of the Founding Radiology Practices, but including future payments of known contingent liabilities and reflect projections for the five (5) year period beginning on January 1, 1997, on an annual basis. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.

         3.5 MATERIAL ADVERSE EFFECT. Between December 31, 1996 and the Closing Date, (a) neither the Borrower nor any of its Subsidiaries has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by the Borrower or any of its Subsidiaries or has become binding upon any such Person's assets and no law or regulation applicable to the Borrower or any of its Subsidiaries has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) neither the Borrower nor any of its Subsidiaries is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any of its Subsidiaries, any Permitted Joint Venture or (to the knowledge of Borrower) any Managed Practice has received notification from any Governmental Authority that any such Governmental Authority has taken or intends to take action to revoke, terminate or adversely amend any license, certificate, certification or permit of such Person to engage in the practice of medicine, to operate a healthcare facility or to participate under Medicare, Medicaid, CHAMPUS or CHAMPVA, which revocation, termination or amendment, singly or in the aggregate, with all other such events, could reasonably be expected to have or result in a Material Adverse Effect. Since December 31, 1996 no event has occurred, which alone or together with other events, has had, or could reasonably be expected to have or result in a Material Adverse Effect.

         3.6 OWNERSHIP OF PROPERTY; LIENS. As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and indefeasible fee simple title to all of its owned real estate, and valid and subsisting leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6). Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and indefeasible title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party is subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to the Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.

         3.7 LABOR MATTERS. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party or, to the Borrower's knowledge, any Founding Radiology Practice are pending or, to the Borrower's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party and, to the Borrower's knowledge, the Founding Radiology Practices comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter, except for such non compliances as, singly or in the aggregate, have not had and could not reasonably be expected to have or result in a Material Adverse Effect; (c) all payments due from any Credit Party or, to the Borrower's knowledge, any Founding Radiology Practice for employee health and welfare insurance have been paid or accrued as a liability on the books of such Person, except for such non- payments or non-accruals as, individually or in the aggregate, have not had and could not reasonably be expected to have or result in a Material Adverse Effect; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party or, to the Borrower's knowledge, any Founding Radiology Practice is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any material employment agreement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party or, to the Borrower's knowledge, the Founding Radiology Practices pending or, to Borrower's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to the Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any such Person has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party or, to the Borrower's knowledge, any Founding Radiology Practice pending or, to the knowledge of the Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any such Person of any individual.

         3.8 VENTURES, SUBSIDIARIES AND AFFILIATES; OUTSTANDING STOCK AND INDEBTEDNESS. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date: (a) the Borrower has no Subsidiaries, (b) no Credit Party is engaged in any joint venture or partnership with any other Person or is an Affiliate of any other Person, (c) each of Borrower's Restricted Subsidiaries and each Permitted Joint Venture Holding Company is a wholly-owned Subsidiary of Borrower and (d) there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or any Stock of its Subsidiaries. All outstanding Indebtedness of the Borrower and its Subsidiaries as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

         3.9 GOVERNMENT REGULATION. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Advances by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

         3.10 MARGIN REGULATIONS. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or

"carrying" any "margin security" as such terms are defined in Regulation U or G of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock (except for investments permitted pursuant to Section 6.2(a)(v)), and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

         3.11 TAXES. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b), except for such filings or payments, the non-payment of which, individually or in the aggregate, have not had and could not reasonably be expected to have or result in a Material Adverse Effect. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities except for such withholdings and payments, the failure to make which, individually or in the aggregate, have not had and could not reasonably be expected to have or result in a Material Adverse Effect. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No Credit Party or, to the Borrower's knowledge, their respective predecessors are liable for any Charges:
(a) under any agreement (including any tax sharing agreements) or (b) to Borrower's knowledge, as a transferee.

         3.12 ERISA. (a) As of the Closing Date, Disclosure Schedule (3.12) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Agent. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither the Borrower nor any ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any of the Borrower's or its Subsidiaries to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

         (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur, which individually or in the aggregate, has had or could reasonably be expected to have or result in a Material Adverse Effect; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan, which have a reasonable risk of being determined adversely and which, if so determined, individually or in the aggregate, could have a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of the Borrower or any ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

         3.13 NO LITIGATION. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of Borrower, threatened against any of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any Managed Practice, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's or any Managed Practice's right or power to enter into or perform any of its obligations under the Related Transaction Documents to which it is a party, or the validity or enforceability of any Related Transaction Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any Managed Practice and which, if so determined, could have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $500,000 in excess of acknowledged insurance coverage from a recognized carrier or injunctive relief or alleges criminal misconduct of any of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any Founding Radiology Practice. There is no pending investigation of any of the Borrower, any of its Subsidiaries, any Permitted Joint Venture or, to the knowledge of the Borrower, any Managed Practice by HCFA or any other Governmental Authority, which investigation is not otherwise conducted in the ordinary course of business and no criminal, civil or administrative action, audit, or investigation by a fiscal intermediary or by or on behalf of any Governmental Authority exists or, to the best knowledge of the Borrower, is threatened with respect to any of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any Managed Practice, which has had or could reasonably be expected to have or result in a Material Adverse Effect (including by way of an adverse effect on such Person's right to receive Medicare, Medicaid, CHAMPUS or CHAMPVA reimbursement to which such Person would otherwise be entitled, or right to participate in the Medicare, Medicaid, CHAMPUS or CHAMPVA programs or on the ability of such Person to engage in the practice of medicine or to fulfill its obligations as contemplated under the Loan Documents or any Service Agreement), and, to the best knowledge of the Borrower, no such Person is subject to any pending but unassessed Medicare, Medicaid, CHAMPUS or CHAMPVA claim payment adjustments, except to the extent that such Person is contesting such assessment in good faith by appropriate proceedings diligently pursued and has established and will maintain adequate reserves for such adjustments in accordance with GAAP, except to the extent that any such payment adjustment, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         3.14 BROKERS. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

         3.15 INTELLECTUAL PROPERTY. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15) hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any manner that, individually or in the aggregate, has had or could reasonably be expected to have or result in a Material Adverse Effect.

         3.16 FULL DISCLOSURE. No information contained in this Agreement, any of the other Loan Documents, any Projections, the Disclosure Documents or Financial Statements or other reports from time to time delivered hereunder or any written statement furnished by Borrower or on its behalf or on behalf of any of its Subsidiaries or Permitted Joint Venture or, to the knowledge of the Borrower, any Managed Practice to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances (other than those Permitted Encumbrances described in clause (j) of the definition thereof).

         3.17 ENVIRONMENTAL MATTERS. (a) Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: the Credit Parties and, to the knowledge of the Borrower, the Founding Radiology Practices (i) are and have been in compliance with all Environmental Laws; (ii) have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted and all such Environmental Permits are valid, uncontested and in good standing; (iii) are not involved in operations that are likely to create, and know of no facts, circumstances or conditions that are likely to result in, any Environmental Liabilities of such Person, and have not permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) are aware of no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material;
(v) have not been notified that they may be a "potentially responsible party" or received a request for information under CERCLA or analogous state statutes;
(vi) are aware of no facts, circumstances or conditions that may result in any one of them being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (vii) have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any such Person; except for any of the foregoing as individually or in the aggregate with all such events, have not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         3.18 INSURANCE. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy and a description of the malpractice insurance required to be maintained by each Managed Practice.

         3.19 INTENTIONALLY OMITTED.

         3.20 INTENTIONALLY OMITTED.

         3.21 INTENTIONALLY OMITTED.

         3.22 AGREEMENTS AND OTHER DOCUMENTS. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it or, to its knowledge, any Founding Radiology Practice, is subject and each of which are listed on Disclosure Schedule (3.22): (a) provider agreements not terminable by such Person or any Managed Practice within sixty (60) days following written notice issued by such Person and involving transactions in excess of $10,000,000 per annum; (b) any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (c) licenses and permits held by any of the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (d) instruments or documents evidencing Indebtedness of any Credit Party and any security interest granted by any Credit Party with respect thereto; (e) all Service Agreements to which it is or is to become a party; and (f) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of any Credit Party.

         3.23 SOLVENCY. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Acquisition, the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

         3.24 ACQUISITION AGREEMENT. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of each Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and (to Borrower's knowledge) no other Person party thereto is in default in the performance or compliance with any provisions thereof. As of the Closing Date each Acquisition Agreement and each Service Agreement complies with, and the Acquisition has been consummated in accordance with, all applicable laws. Each Acquisition Agreement and each Service Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over any Credit Party or, to the knowledge of Borrower, any Managed Practice or any other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreements and the Service Agreements, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreements or to the conduct by any Credit Party or, to the knowledge of Borrower, any Managed Practice of its business thereafter as contemplated by the Service Agreements. To Borrower's knowledge, none of the Founding Radiology Practices' representations or warranties in the Acquisition Agreements contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each of the Borrower, its Subsidiaries or (to Borrower's knowledge) any Founding Radiology Practice in the Acquisition Agreements is true and correct in all material respects. Notwithstanding anything contained in the Acquisition Agreements to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.24 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of such Acquisitions.

         3.25 INTENTIONALLY OMITTED.

         3.26 THIRD PARTY REIMBURSEMENT. If the Borrower, any Subsidiary, any Permitted Joint Venture or any Managed Practice is or has been audited by Medicare, Medicaid, CHAMPUS, CHAMPVA or similar governmental Third Party Payors, to the Borrower's knowledge, (a) none of such audits provides for adjustments in reimbursable costs or asserts claims for reimbursement or repayment by such Person of costs and/or payments theretofore made by such governmental Third Party Payor that, if adversely determined, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect and (b) no Managed Practice has had requests or assertions of claims for reimbursement or repayment by it of costs and/or payments heretofore made by any other Third Party Payor that, if adversely determined, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

4.   FINANCIAL STATEMENTS AND INFORMATION

         4.1 REPORTS AND NOTICES. The Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent and/or Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex D.

         4.2 COMMUNICATION WITH ACCOUNTANTS. The Borrower authorizes Agent and, so long as an Event of Default shall have occurred and be continuing, each Lender, to communicate directly with its and its Subsidiaries' independent certified public accountants, and authorizes and shall instruct those accountants to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party or other Subsidiary (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party or other Subsidiary.

5.   AFFIRMATIVE COVENANTS

         The Borrower agrees that from and after the date hereof and until the Termination Date:

         5.1 MAINTENANCE OF EXISTENCE AND CONDUCT OF BUSINESS. Each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or partnership existence and its rights and franchises, except for such rights and franchises, the failure to preserve which individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except for such failures to maintain, preserve, protect, repair, replace or improve as individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule 5.1 or of which the Agent has otherwise received prior written notice.

         5.2 PAYMENT OF OBLIGATIONS. (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due; except for such Charges and claims, the failure to pay which individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in
Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of the Borrower, in accordance with GAAP,
(ii) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances,
(v) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (vi) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

         5.3 BOOKS AND RECORDS. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(A)).

         5.4 INSURANCE. (a) Each Credit Party shall, at its sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) in form and with insurers reasonably acceptable to Agent.

         (b) Agent reserves the right at any time upon any change in Credit Party's risk profile (including any change in any laws affecting the potential liability of such Person) to require additional forms and limits of insurance to, in Agent's reasonable opinion, ensure that each such Person is protected by insurance in amounts and with coverage customary for its industry. If requested by Agent, each Credit Party shall, and shall cause each other appropriate Person to, deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to the insurance policies required hereunder.

         (c) The Borrower will deliver to the Agent, a certificate from the Borrower's insurance broker dated the Closing Date and thereafter periodically as the Agent shall reasonably require, certifying the Borrower's compliance with this Section.

         5.5 COMPLIANCE WITH LAWS. (a) The Borrower and each of its Subsidiaries shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters, Healthcare Laws and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         (b) Borrower shall cause each Managed Practice to comply with all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of such Managed Practice's business, including without limitation all laws applicable to the operation of such Managed Practice in the generation, transportation, treatment, storage, disposal or other handling of radioactive, medical, biological or hazardous materials or wastes; except where the failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

         5.6 SUPPLEMENTAL DISCLOSURE. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), each Credit Party shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

         5.7 INTELLECTUAL PROPERTY. Each Credit Party shall conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

         5.8 ENVIRONMENTAL MATTERS. Each Credit Party shall: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; and (b) notify Agent promptly after Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release by the Borrower or any of its Restricted Subsidiaries or on or affecting the property of such Person which could reasonably be expected to have or result in a Material Adverse Effect.

         5.9 LEASE OBLIGATIONS. Each Credit Party shall timely and fully pay and perform such Person's obligations under all leases and other agreements with respect to each leased location of such Person.

         5.10 COMPLIANCE WITH SERVICE AGREEMENTS. Each Credit Party shall use its reasonable best efforts to cause, each Managed Practice to comply with the terms of the applicable Service Agreement in all material respects.

         5.11 FURTHER ASSURANCES. Each Credit Party shall, at the Borrower's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

         5.12 ACCREDITATION AND LICENSING. (a) The Borrower and each of its Subsidiaries and each Permitted Joint Venture shall keep itself fully licensed with all licenses required to operate such Person's business under applicable law, maintain such Person's qualification to practice medicine in the manner contemplated under the applicable Service Agreement and for participation in, and payment under, Medicare, Medicaid, CHAMPUS, CHAMPVA and any other federal, state or local governmental program or private program providing for payment or reimbursement for services rendered by such Person, except to the extent that the loss or relinquishment of such qualification would not or could not reasonably be expected to have or result in a Material Adverse Effect. The Borrower will promptly furnish or cause to be furnished to the Agent copies of all reports and correspondence it or any Subsidiary sends or receives relating to any loss or revocation (or threatened loss or revocation) of any qualification described in this Section.

         (b) Borrower shall cause each Managed Practice to: (i) provide professional services to its patients in compliance with ethical standards, laws, rules and regulations applicable to the operations of such Managed Practice; (ii) assure that each physician employee of such Managed Practice has all required licenses, credentials, approvals and other certifications to perform his or her duties and services for such Managed Practice; and (iii) maintain all licenses required to operate such Managed Practices' business under applicable law; except to the extent, with respect to each of clauses
(i), (ii), and (iii) above, where the failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have or result in a Material Adverse Effect.

6.   NEGATIVE COVENANTS

         The Borrower agrees that, without the prior written consent of the Requisite Lenders, from and after the date hereof until the Termination Date:

         6.1 MERGERS, SUBSIDIARIES, ETC.; UNRESTRICTED SUBSIDIARIES. (a) No Credit Party shall directly or indirectly, by operation of law or otherwise,
(x) own, form or acquire any Subsidiary (except for a Subsidiary: (i) that is wholly owned by a Credit Party or that constitutes a Permitted Joint Venture,
(ii) that becomes party to the Subsidiary Guaranty and the Subsidiary Pledge and Security Agreement or that constitutes a Permitted Joint Venture, (iii) whose Stock, and any Stock that it owns of any other Person have been delivered to the Agent in pledge as security for the Obligations, except in the case of an Existing Permitted Joint Venture or Acquired Permitted Joint Venture to the extent that the organizational documents of such Existing Permitted Joint Venture or Acquired Permitted Joint Venture in effect at the time of the acquisition thereof prohibit the pledge of its Stock, and (iv) the investment in which complies with Section 6.2), or (y) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person. Notwithstanding the foregoing clause (y) of this Section 6.1(a), (1) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary, (2) any Credit Party or any Permitted Joint Venture Holding Company may acquire Stock in any Permitted Joint Venture, subject to the requirements of Section 6.1(b), and (3) any Credit Party may acquire all or substantially all of the assets or 100% of the Stock of any radiology practice or practice group or imaging center or other business providing similar services, including services ancillary to such practice or practice group (provided that the requirement to acquire all or substantially all of the assets of any practice or practice group shall not be deemed to require the acquisition of assets customarily retained by a Managed Practice following such an acquisition) or of a Person (a "PPM") that owns, operates or manages such groups or businesses (the "Acquisition Target") that meets each of the following conditions (each, a "Permitted Acquisition"):

          (i) Agent shall receive at least fifteen (15) days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of the Acquisition Target and the terms of such proposed Permitted Acquisition;

          (ii) such Permitted Acquisition shall involve an Acquisition Target operating solely within one or more of the 50 states of the United States of America or the District of Columbia, shall be consensual, shall have been approved by the Acquisition Target board of directors or other governing authority or its authorized legal representative and shall not, in the case where the Acquisition Target is a PPM, involve an aggregate consideration (including, without limitation, cash paid, stock issued or debt issued or assumed) in an amount that exceeds $25,000,000;

          (iii) the Agent shall have received on or within 10 days following the closing date of any such Permitted Acquisition: (A)(1) with respect to a Practice Acquisition, copies of each of the Service Agreements, acquisition or merger agreements, professional employment and non-competition agreements and all other agreements executed in connection with such acquisition, the terms and conditions of which agreements shall be substantially similar to the terms and conditions of the Service Agreements, Acquisition Agreements and other Related Transaction Documents executed in connection with the Related Transactions (which terms and conditions shall include, without limitation, the duration of the Service and Employment Agreements, the termination and practice repurchase provisions, practice governance provisions and provisions regarding the assignability as security to the Agent and which terms and conditions the Borrower shall use its reasonable best efforts to cause to include limitations on Managed Practice liabilities), and (2) with respect to other acquisitions, copies of the acquisition or merger agreements and all other agreements executed in connection with such acquisition, and (B) such opinions, certificates, lien search results and other documents as may be reasonably requested by Agent;

          (iv) at least five (5) Business Days prior to the closing date of any such proposed Permitted Acquisition for which the aggregate consideration to be paid (whether by cash, stock, assumption of debt or otherwise) by the Borrower and its Restricted Subsidiaries equals or exceeds $3,500,000, Borrower shall have delivered to Agent, in form and substance satisfactory to Agent, a certificate of the chief financial officer of Borrower in the form of Schedule 6.1(b) to the effect that: (A) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default will have occurred and be continuing; and (B) on a pro forma basis Borrower would have been in compliance with the financial covenants set forth in Annex E as of the most recent test period for which such covenants were tested, which covenants shall be calculated (in addition to the assumptions specified in Annex E) as if: (x) such acquisition and all other acquisitions closed or to be closed following such test period and prior to the proposed closing date of the proposed Permitted Acquisition had occurred at the beginning of such test period and Borrower had received income attributable to such Acquisition Target and such other acquired entities based on the actual performance of such Acquisition Target and such other acquired entities over such period (adjusted to reflect the pro forma effect of Borrower's physician compensation model as appropriate) and had incurred the Indebtedness and expenses incurred to purchase such Acquisition Target and such other acquired entity at the beginning of such period and repaid, retired, disposed of or refinanced any Indebtedness repaid, retired, disposed of or refinanced or to be repaid, retired, disposed of or refinanced in such acquisition at the beginning of such period, and (y) any disposition of Stock or of all or substantially all of the assets of any Subsidiary or Permitted Joint Venture by Borrower or any of its Subsidiaries and any termination of a Service Agreement (which Service Agreement is not contemporaneously replaced by a Service Agreement with the same Managed Practice that provides substantially the same EBITDA to Borrower and its

     Subsidiaries as the terminated Service Agreement) that have occurred or are to occur following such test period and prior to the proposed closing date of the proposed Permitted Acquisition had occurred at the beginning of such test period and the Borrower had not received any EBITDA attributable to such entity disposed of or to such terminated Service Agreement over such period and had incurred any Indebtedness or expense incurred in connection with such disposition or termination at the beginning of such period and had repaid, retired, disposed of or refinanced any Indebtedness that was or is to be repaid, retired or disposed of or refinanced in connection with such disposition or termination (to the extent that the Borrower and its Subsidiaries have been, or are to be, released from all liability with respect thereto) at the beginning of such period; and

          (v) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance satisfactory to Agent, such documents and instruments as it shall require to evidence the joinder of any new Subsidiary, other than a Permitted Joint Venture, to the Subsidiary Guaranty and Subsidiary Pledge and Security Agreement and the perfection of all liens created thereunder (subject, in the case of an Acquired Permitted Joint Venture, to the provisions of Subsection 6.1(b)(iv)).

         (b) (i) The Borrower shall not and shall not permit any of its Subsidiaries to, create, own or acquire any Stock in any Person other than: (A) Stock in itself to the extent permitted elsewhere in this Agreement, (B) Stock in a Subsidiary created, owned or acquired in accordance with Section 6.1(a),
(C) Stock that constitutes a permitted investment by virtue of clauses (A) through (H) of subsection (v) of Section 6.2(a), or (D) Stock in a Permitted Joint Venture in compliance with this Section 6.1(b).

         (ii) Any Existing Permitted Joint Venture is listed on Disclosure
Schedule 6.1(b), along with a description of its ownership and organizational structure and Indebtedness, and each is designated as either a Levered Permitted Joint Venture or an Unlevered Permitted Joint Venture..

         (iii) (A) Neither the Borrower nor any of its Subsidiaries shall create or acquire any Stock in any Permitted Joint Venture after the Closing Date unless it shall notify the Agent thereof within five (5) days following such creation or acquisition. Such notice shall include a description of the ownership, organizational structure and Indebtedness of such Permitted Joint Venture and shall designate such Permitted Joint Venture as either a Levered Permitted Joint Venture or an Unlevered Permitted Joint Venture. If such Permitted Joint Venture is an Acquired Permitted Joint Venture, such notice shall also describe the circumstances of such acquisition except to the extent that such description is already being provided pursuant to Section 6.1(a). No Credit Party may hold Stock in any Permitted Joint Venture that is not a corporation except through a Permitted Joint Venture Holding Company.

         (B) If the aggregate consideration paid or invested upon the creation or acquisition of Stock in any Permitted Joint Venture (other than an Acquired Permitted Joint

Venture) shall exceed $3,500,000, the Borrower shall also comply with the provisions of paragraphs (i) and (iv) of clause (3) of the second sentence of
Section 6.1(a) with respect to such creation or acquisition.

         (iv) At the Closing Date, in the case of Existing Permitted Joint Ventures, and otherwise at the time of the acquisition or creation of any Stock therein, the Borrower shall deliver and/or shall cause the applicable Subsidiary to deliver to the Agent in pledge as security for the Obligations, all Stock that the Borrower or any of its Subsidiaries holds in such Permitted Joint Venture, PROVIDED that the pledge of the Stock in the Permitted Joint Venture shall not be required if such Permitted Joint Venture is an Existing Permitted Joint Venture or an Acquired Permitted Joint Venture to the extent that, at the time of the acquisition thereof, the organizational documents thereof prohibit such pledge.

         (v) If at the time any Permitted Joint Venture is acquired or created it shall have outstanding Indebtedness or liabilities in excess of $5,000,000, then the Borrower shall submit to the Agent evidence satisfactory to the Agent in its good faith discretion that none of the Indebtedness or liabilities of such Permitted Joint Venture are, or could reasonably be expected to become, Indebtedness or liabilities of the Borrower or any other Subsidiary other than the Permitted Joint Venture Holding Company that owns the Stock in such Permitted Joint Venture, except that this paragraph (v) shall not apply to the extent that any such Indebtedness constitutes Permitted Recourse Debt.

         (vi) No Restricted Subsidiary may become an Unrestricted Subsidiary, no Unrestricted Subsidiary may become a Restricted Subsidiary, no Levered Permitted Joint Venture may become an Unlevered Permitted Joint Venture and no Unlevered Permitted Joint Venture may become a Levered Permitted Joint Venture; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may upon prior written notice to the Agent redesignate an Levered Permitted Joint Venture that otherwise meets the requirements of an Unlevered Permitted Joint Venture to be an Unlevered Permitted Joint Venture. Upon any such redesignation, the Borrower may reclassify amounts invested in such Permitted Joint Venture during the Fiscal Year in which such redesignation occurs and prior to such redesignation from investments in Levered Permitted Joint Ventures to investments in Unlevered Permitted Joint Ventures for the purpose of Section 6.2(a)(iii)(A).

         6.2 INVESTMENTS; LOANS AND ADVANCES. (a) Except as otherwise expressly permitted by this Section 6.2, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

            (i) any Credit Party may make loans or advances to employees for reimbursable expenses in the ordinary course of business and as permitted in Section 6.4(b);

           (ii) the Borrower may make and maintain equity investments in its Restricted Subsidiaries and may make and maintain loans or advances to its Restricted Subsidiaries and the Restricted Subsidiaries may make and maintain loans and advances to the Borrower, provided that such loans or advances are evidenced by notes and all such equity investments and loans or advances are pledged to the Agent as security for the Obligations;

           (iii) any Credit Party may make and maintain equity investments in, and make loans and advances to, Permitted Joint Ventures and Permitted Joint Venture Holding Companies and subject to the following limitations:

               (A) the aggregate amount that may be invested in Permitted Joint Ventures by the Borrower and its Subsidiaries, taken as a whole, shall not exceed $20,000,000 in any Fiscal Year, and, of that amount, the aggregate amount that may be invested in Levered Permitted Joint Ventures shall not exceed $10,000,000 in any Fiscal Year, provided, that for the purposes of this Section 6.2(a)(iii)(A), there shall be excluded from the amount invested in Permitted Joint Ventures the amount invested in any (x) Existing Permitted Joint Venture on the Closing Date and (y) Acquired Permitted Joint Venture in connection with the initial acquisition thereof except to the extent that the EBITDA of such Acquired Permitted Joint Venture exceeds 25% of the total EBITDA of the Acquisition Target the purchase of which resulted in the acquisition of such Acquired Permitted Joint Venture (the "Excess EBITDA;" in such case the amount deemed invested in such Acquired Permitted Joint Venture for the purpose of this Section 6.2(a)(iii)(A) shall equal the aggregate consideration paid for such Acquisition Target, multiplied by a fraction, the numerator of which is the amount of such Excess EBITDA, and the denominator of which is the total EBITDA of such Acquisition Target),

               (B) if such investment constitutes an equity investment, such investment shall be pledged to the Agent as security for the Obligations to the extent provided in Section 6.1(b)(iv),

               (C) all investments constituting loans or advances shall be evidenced by a note and pledged to the Agent as additional security for the Obligations,

               (D) if the aggregate amount invested in any one Permitted Joint Venture in any period of three months shall equal or exceed $3,500,000, the Borrower shall deliver at the time that such investment first equals or exceeds such amount, a compliance certificate in the form required by clause (iv) of the second sentence of Section 6.1(a), and

               (E) for the purpose of this Section 6.2.(a)(iii), investments, loans and advances to Permitted Joint Venture Holding Companies shall be permitted to the extent the proceeds thereto are immediately reinvested by the Permitted Joint Venture Holding Company into the Permitted Joint Venture in which such Permitted Joint Venture Holding Company owns Stock;

          (iv) Borrower and its Restricted Subsidiaries may make Managed Practice Advances to Managed Practices, provided that the aggregate unpaid amount of such advances does not exceed $5,000,000 at any time outstanding; and

          (v) so long as no Event of Default shall have occurred and be continuing, Borrower may make investments in the aggregate, in:

                (A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof,

                (B) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,

                (C) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"),

               (D) time deposits, maturing no more than 180 days from the date of creation thereof with A Rated Banks,

                (E) marketable direct obligations issued by a state of the United States or a political subdivision thereof that is rated A (or the then equivalent grade) or better by Moody's Investor Service, Inc. or Standard & Poor's Corporation and maturing within one (1) year from the date of acquisition thereof,

                (F) funds or similar vehicles which invest exclusively in obligations of the type described in clauses (A) through (E) above,

                (G) secured repurchase agreements relating to investments of the types described in clauses (A) or (E) above, provided that for any such repurchase agreement the counterparty thereto is a government securities dealer designated by the Federal Reserve Bank of New York as a "reporting dealer" and whose financial statements indicate capital of at least $50,000,000, and

                (H) other investments not exceeding $2,000,000 in the aggregate at any time outstanding.

         (b) No Permitted Joint Venture Holding Company and no Permitted Joint Venture shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that
(i) a Permitted Joint Venture Holding Company may make investments, loans or advances and may hold the securities of the Permitted Joint Venture in which it holds Stock, provided that such investment meets the other requirements of this
Section 6.2, (ii) a Permitted Joint Venture may make investments permitted pursuant to clauses (A) through (G) of subsection (v) of Section 6.2(a) for cash management purposes and may make other investments, loans or advances for strategic purposes in an entity that does not constitute a Subsidiary or a Permitted Joint Venture, provided that such investment, loan or advance (when aggregated with all other investments, loans or advances by the Borrower, its Subsidiaries and all other Permitted Joint Ventures made pursuant to Section 6.2(a)(v)(H)) shall not exceed the limit set forth in Section 6.2(a)(v)(H), and
(iii) a Permitted Joint Venture may make other investments with the prior written consent of the Agent and the Requisite Lenders upon such terms and conditions as the Agent and the Requisite Lenders shall require in their good faith discretion (the Agent and the Lenders agree to respond promptly to any request by the Borrower for such consent).

         (c) No additional loans, advances or investments shall be made by the Borrower or its Subsidiaries to or in any Permitted Joint Venture from and after the time that such Permitted Joint Venture qualifies as such solely by virtue of clause (vi) of the definition thereof; provided that this prohibition shall be lifted if and so long as such Permitted Joint Venture again satisfies all of the requirements of clauses (i) through (v) of such definition.

         6.3 INDEBTEDNESS. (a) No Credit Party shall, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

          (i) the Revolving Loan and the other Obligations,

          (ii) existing Indebtedness described in Disclosure Schedule 6.3 and refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any of the Borrower, any Restricted Subsidiary, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified,

          (iii) Indebtedness of the Borrower consisting of subordinated notes, convertible preferred stock or mandatorily redeemable stock in an aggregate principal amount not to exceed $100,000,000 issued in offerings registered under the Securities Act of 1933 or exempt from registration pursuant to Rule 144 thereof or otherwise, and which meets the following criteria:

               A. the notes do not amortize and/or the stock is not redeemable or repurchasable prior to the date that is 366 days following the Termination Date,

               B. the notes and all redemption or repurchase rights respecting the stock, and all claims and obligations in respect of any of the foregoing are subordinated to the prior payment in full in cash or cash equivalents of the Obligations (and any refunding, extension refinancing or modification thereof) upon terms and conditions satisfactory to the Agent and the Requisite Lenders in their good faith discretion (which shall include, without limitation, such payment blockage, payover, standstill, bankruptcy voting rights, notice and other provisions as the Agent or the Requisite Lenders shall request),

               C. the notes, and all redemption, repurchase or other payment rights in respect of the stock or the notes shall be unsecured,

               D. the covenants and default provisions in respect thereof shall be satisfactory to the Agent and the Requisite Lenders in their good faith discretion, and

               E. no Default or Event of Default shall have occurred and be continuing or will exist as a result of the issuance or use of the proceeds thereof,

          (iv) Indebtedness of the Borrower of the type described in clause (f) of the definition of Indebtedness, but only to the extent incurred to hedge the interest rate on Indebtedness permitted hereunder,

          (v) Indebtedness of the Borrower to the seller of an Acquisition Target incurred in connection with a Permitted Acquisition, but only to the extent that such Indebtedness, in the good faith judgment of the Agent, meets all the requirements described in clauses A through E of subsection 6.3(a)(iii),

          (vi) Indebtedness consisting of intercompany loans and advances made by Borrower to any of its Restricted Subsidiaries or by any wholly owned Restricted Subsidiary to Borrower,

          (vii) Indebtedness that constitutes a primary obligation of any Permitted Joint Venture that also constitutes a contingent obligation of the Borrower, in an amount not to exceed at any time outstanding $10,000,000 (such debt, "Permitted Recourse Debt"),

          (viii) Guaranteed Indebtedness consisting of endorsements of negotiable instruments for deposit or collection in the ordinary course of business, and

          (ix) Other Indebtedness in an amount not to exceed at any time outstanding $15,000,000.

The Agent and the Lenders agree to respond as promptly as practicable to any request to approve the terms of any Indebtedness issued in compliance with clauses (iii) and (v) of this Section 6.3(a).

         (b) No Credit Party shall directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations and (ii) Indebtedness permitted pursuant to clauses (ii), (iv),
(vi), (viii) or (ix) of subparagraph (a) of this Section 6.3.

         (c) No Unlevered Permitted Joint Venture shall, create, incur, assume or permit to exist any Indebtedness, except, at any time, Indebtedness, the aggregate principal amount of which does not exceed 0.5 multiplied by the EBITDA of such Unlevered Permitted Joint Venture for the 12 month period most recently ended at the time of determination and for which financial statements are then available.

         (d) No Levered Permitted Joint Venture shall create, incur, assume or permit to exist any single issue of Indebtedness in excess $5,000,000 unless prior to the incurrence thereof, it shall have delivered to the Agent, in form and substance satisfactory to the Agent in its sole good faith discretion, evidence that such Indebtedness will not become Indebtedness of the Borrower or any Restricted Subsidiary, except to the extent that such Indebtedness constitutes Permitted Recourse Debt.

         6.4 EMPLOYEE LOANS AND AFFILIATE TRANSACTIONS. (a) Except as provided in this Section 6.4, Section 6.2 with respect to advances to employees, or
Section 6.14 with respect to the repurchase of stock from Affiliates, no Credit Party shall enter into or be a party to any transaction with any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

         (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of the Borrower or a Subsidiary, except loans to their respective employees in the ordinary course of business in an amount outstanding at any time, that when added to amounts spent pursuant to Section 6.14(d) over the term of this Agreement does not exceed $2,000,000.

         6.5 BUSINESS. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

         6.6 INTENTIONALLY OMITTED.

         6.7 LIENS. (a) No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its properties or assets (whether now owned or hereafter acquired) except for (i) Permitted Encumbrances; (ii) Liens in existence on the date hereof and summarized on Disclosure Schedule 6.7; and
(iii) other Liens securing obligations not exceeding $15,000,000 in the aggregate at any time outstanding. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

         (b) No Unlevered Permitted Joint Venture shall create, incur, assume or permit to exist any Lien on or with respect to its properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.

         6.8 SALE OF STOCK AND ASSETS. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of such Person's Subsidiaries, other than (a) the sale of Inventory in the ordinary course of business, (b) transfers of assets constituting investments permitted pursuant to Section 6.2(a)(v), (c) the sale, transfer, lease or conveyance of equipment or other fixed assets for fair value (other than a sale of substantially all of the assets of a Subsidiary described in clause (e) below which shall be governed by such clause (e)), provided that the proceeds of such sale, transfer, lease or conveyance are used to replace the assets disposed of with substantially similar assets within 180 days of such sale, transfer, lease or conveyance; (d) dispositions resulting from casualty losses, provided that the proceeds thereof are used to purchase assets substantially similar to the assets disposed of within 180 days of such disposition; (e) the sale of the Stock or assets of a Subsidiary or Permitted Joint Venture for fair value provided that: (i) in the case of a sale of the Stock or assets of any Restricted Subsidiary or Permitted Joint Venture Holding Company such sale constitutes a sale of 100% of the Stock or substantially all of the assets of such Person, (ii) in any Fiscal Year (the "Test Year") the EBITDA during the prior Fiscal Year that was attributable to all of the Restricted Subsidiaries whose stock or assets were sold during the Test Year, did not exceed 5% of the EBITDA of the Borrower and its Restricted Subsidiaries during such prior Fiscal Year,

(iii) prior to any such sale, the Borrower must deliver to the Agent a certificate demonstrating its compliance with the financial covenants for the four fiscal quarters most recently ended on a pro forma basis which excludes any EBITDA attributable to the Subsidiary or Permitted Joint Venture whose Stock or assets are being sold and any Indebtedness of the Borrower and/or such Subsidiary or Permitted Joint Venture that is being retired or reduced in such transaction (to the extent reduced or retired); and (f) (i) the sale, transfer, conveyance or other disposition by the Borrower or such Restricted Subsidiary of equipment, fixtures or real estate that are obsolete or no longer used or useful in such Person's business, and (ii) sales, transfers, conveyances or other dispositions that, but for the failure to redeploy the proceeds in the time required would be permitted under clauses (c) and (d) above, which in the aggregate ((i) and (ii)) do not have a value that exceeds $3,000,000 in any Fiscal Year.

         6.9 ERISA. Neither the Borrower nor any of its Subsidiaries shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under the IRC or ERISA.

         6.10 FINANCIAL COVENANTS. Borrower shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex E.

         6.11 HAZARDOUS MATERIALS. Neither the Borrower nor any of its Subsidiaries shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of its real property where such Release would violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits other than such violations which could not reasonably be expected to have or result in a Material Adverse Effect.

         6.12 INTENTIONALLY OMITTED.

         6.13 INTENTIONALLY OMITTED.

         6.14 RESTRICTED PAYMENTS. Neither the Borrower nor any of its Restricted Subsidiaries nor any Permitted Joint Venture Holding Company shall, make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Subsidiaries to the extent permitted by Section 6.3 above, (b) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (c) employee loans permitted under Section 6.4(b) above, (d) repurchases of Stock of the Borrower from employees and board members and their estates or members of their immediate families upon the resignation, termination or death of such employee or board member, provided that the aggregate amount of all such purchases pursuant to this clause (d) over the term of this Agreement does not exceed $2,000,000 less the outstanding amount of loans to employees pursuant to
Section 6.4(b) at the time of repurchase and at the time of such repurchase, no Default or Event of Default shall have occurred and be continuing, (e) prior to the Availability Termination Date, repurchases of Stock of the Borrower pursuant to the Repurchase Program, provided that: (i) no such purchase may be made prior to the first anniversary of the Closing Date or after the Availability Termination Date, (ii) the aggregate amount of all such purchases pursuant to this clause (e) over the term of this Agreement shall not exceed 10% of the consolidated net income of the Borrower and its Restricted Subsidiaries that, on a cumulative basis, has accrued since the Closing Date (provided that, for the purposes of this provision, there shall be added back to consolidated net income any amounts deducted therefrom with respect to extraordinary non-cash losses associated with the write-off of goodwill), (iii) both before and after giving effect to any such repurchase, no Default or Event of Default shall have occurred and be continuing, and (iv) the Borrower shall deliver to the Agent at least 3 Business Days prior to the commencement of any such purchasing cycle a certificate demonstrating that, after giving effect to such repurchase on a pro forma basis, the Borrower would be in compliance with all financial covenants contained herein, (f) the Founders' Closing Date Payment, and (g) scheduled payments of interest with respect to the Subordinated Debt, provided that no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any payment pursuant to this clause (g).

         6.15 CHANGE OF CORPORATE NAME OR LOCATION. Neither the Borrower nor any Restricted Subsidiary shall (a) change its corporate name, (b) change its corporate structure, or (c) change its chief executive office, principal place of business, corporate offices or the location of its records, in any case without at least thirty (30) days prior written notice to Agent and provided that any such new location shall be in the continental United States.

         6.16 NO IMPAIRMENT OF INTERCOMPANY TRANSFERS. Neither the Borrower nor any of its Restricted Subsidiaries shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Restricted Subsidiary of Borrower to Borrower.

         6.17 INTENTIONALLY OMITTED.

         6.18 CHANGES RELATING TO SUBORDINATED DEBT. Neither the Borrower nor any of its Restricted Subsidiaries shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default or covenant other than to delete or make less restrictive any default or covenant provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security, collateral or guaranty to secure payment of such

Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to the Borrower, any Restricted Subsidiary, the Agent or any Lender.

7.   TERM

         7.1 TERMINATION. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

         7.2 SURVIVAL OF OBLIGATIONS UPON TERMINATION OF FINANCING ARRANGEMENTS. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Borrower and its Subsidiaries or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Borrower and its Subsidiaries, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11, the payment obligations under Sections 1.12 and 1.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES

         8.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

         (a) Borrower (i) fails to make any payment of principal of the Loans or the Letter of Credit Obligations when and as due and payable, or (ii) fails to make any payment of interest or letter of credit fees when and as due and payable and such failure shall continue for three days or (iii) fails to make any payment on any of the other Obligations within ten (10) days following Agent's demand for such payment.

         (b) Borrower or any of its Subsidiaries shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, or 6, or any of the provisions set forth in Annex E.

         (c) Borrower or any of its Subsidiaries shall (i) fail or neglect to perform, keep or observe any of the provisions of clauses (e), (f), (g), (i) or
(j) of Annex D or, (ii) shall fail or neglect to perform, keep or observe any other provision of Section 4 or any other provision set forth in Annex D, which failure described in this clause (ii) of this subparagraph (c) shall remain unremedied for five (5) days or more after notice from the Agent.

         (d) Borrower or any of its Subsidiaries shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more following the date that the Borrower shall have obtained knowledge or received notice thereof.

         (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of such Person in excess of $2,000,000 in the aggregate, or
(ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $2,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such right is exercised, by such holder or trustee.

         (f) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by Borrower or any of its Subsidiaries is untrue or incorrect in any material respect as of the date when made or deemed made.

         (g) Assets of any Credit Party with a fair market value of $2,000,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

         (h) A case or proceeding shall have been commenced against any Credit Party or any Material Unrestricted Subsidiary (provided, that, in the case of a Material Unrestricted Subsidiary, the Requisite Lenders shall have voted to declare such event to be an Event of Default) seeking a decree or order in respect of such Person (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

         (i) Any Credit Party or any Material Unrestricted Subsidiary (provided, that, in the case of a Material Unrestricted Subsidiary, the Requisite Lenders shall have voted to declare such event to be an Event of Default) (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of any such Person's assets, (iii) shall make an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing, or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

         (j) A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate at any time outstanding shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

         (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby other than as a result of the failure of the Agent to timely file any continuation statement or maintain possession of any collateral under its control.

         (l) Any Change of Control shall occur.

         (m) The termination of, or the receipt by any Credit Party of notice of the termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the termination of, any one or more Service Agreements with respect to any Material Managed Practice.

         (n) Any Credit Party or any Managed Practice shall be prohibited or otherwise restrained from conducting the business theretofor conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction.

         (o) The introduction of, or any change in, any law or regulation governing or affecting a physician practice management company or any practice or practice group managed thereby, including without limitation any Healthcare Laws, which could reasonably be expected to have a Material Adverse Effect.

         (p) A default or breach shall occur under any other agreement, document or instrument to which any Material Managed Practice is a party which is not cured within any applicable grace period, and such default or breach, individually or when aggregated with all such defaults or breaches, could reasonably be expected to have or result in a Material Adverse Effect.

         8.2 REMEDIES. (a) If any Event of Default shall have occurred and be continuing, or if a Default shall have occurred and be continuing and Agent or Requisite Lenders shall have determined not to make any Advances or incur any Letter of Credit Obligations so long as that specific Default is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend this facility with respect to further Advances and/or the incurrence of further Letter of Credit Obligations whereupon any further Advances and Letter of Credit Obligations shall be made or extended in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Payment Default shall have occurred and be continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

         (b) If any Event of Default shall have occurred and be continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate this facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; and (iii) exercise any rights and remedies provided to Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

         8.3 WAIVERS BY CREDIT PARTIES. Except as otherwise provided for in this Agreement or by applicable law, each of Borrower and its Subsidiaries waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

         9.1 ASSIGNMENT AND PARTICIPATIONS. Subject to the provisions of paragraphs (a) and (b) below, the Borrower hereby consents to any Lender's assignment of, and/or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or of any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not.

         (a) Any assignment by a Lender shall (i) require the consent of Agent and, absent the occurrence and continuance of an Event of Default, Borrower (which consent, in each case, shall not be unreasonably withheld or delayed) and the execution of an assignment agreement (an "Assignment Agreement" substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and
(v) absent the occurrence and continuance of an Event of Default, be only to an Eligible Assignee. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of a Note, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge or assign all or any portion of such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

         (b) Any participation by a Lender of all or any part of its Commitments shall be in an amount at least equal to $5,000,000, and with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.10, 1.12, 1.13 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

         (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

         (d) Borrower and each of its Subsidiaries shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrower and each of its Subsidiaries shall certify the correctness, completeness and accuracy of all descriptions of such Credit Party and their affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).

         (e) A Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants). Each Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

         (f) So long as no Event of Default shall have occurred and be continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.13(a), increased costs under Section 13(b), an inability to fund LIBOR Loans under
Section 1.13(c), or withholding taxes in accordance with Section 1.13(d).

         9.2 APPOINTMENT OF AGENT. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

         If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

         9.3 AGENT'S RELIANCE, ETC. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         9.4 GE CAPITAL AND AFFILIATES. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

         9.5 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

         9.6 INDEMNIFICATION. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower and its Subsidiaries.

         9.7 Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent, which successor, absent the occurrence and continuance of any Event of Default, shall be consented to by the Borrower (such consent not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Agent may be removed at the written direction of the holders (other than Agent) of two-thirds or more of the Commitments (excluding Agent's Commitment); provided that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against Agent.

         9.8 SETOFF AND SHARING OF PAYMENTS. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to Borrower or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any of its Subsidiaries against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower and each of its Subsidiaries agree, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

         9.9 ADVANCES; PAYMENTS; NON-FUNDING LENDERS; INFORMATION; ACTIONS IN CONCERT.

         (a) ADVANCES; PAYMENTS. (i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of
Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, the Agent shall promptly upon receipt of any Notice of Revolving Credit Advance or L/C Request, forward a copy of such request to each of the Lenders. Each Lender shall make the amount of such Lender's Pro Rata Share of each Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex F not later than 12:00 noon (New York time) on the requested funding date. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Advance to Borrower. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

         (ii) Upon the receipt of any payment from the Borrower with respect to any Obligation (other than the Swing Line Loan), Agent will advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that such Lender has made all payments required to be made by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent will pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of that Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex F or the applicable Assignment Agreement) not later than 3:00 p.m. (New York time) on the Business Day of such receipt.

         (b) AVAILABILITY OF LENDER'S PRO RATA SHARE. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

         (c) RETURN OF PAYMENTS. (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

         (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

         (d) NON-FUNDING LENDERS. The failure of any Lender (such Lender, a "Non-Funding Lender") to make any Revolving Credit Advance or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding

Lender to make an Advance to be made by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non- Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

         (e) DISSEMINATION OF INFORMATION. Agent will use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements to Lenders in accordance with Annex D hereto and agree that Agent shall have no duty to provide the same to Lenders.

         (f) ACTIONS IN CONCERT. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of set-off) without first obtaining the prior written consent of Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent.

10.  SUCCESSORS AND ASSIGNS

         10.1 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, its Subsidiaries, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. Neither the Borrower nor any of its Subsidiaries may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

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11.  MISCELLANEOUS

         11.1 COMPLETE AGREEMENT; MODIFICATION OF AGREEMENT. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter, fee letter (other than the GE Capital Fee Letter) or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

         11.2 AMENDMENTS AND WAIVERS. (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes or any other Loan Documents, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and by Requisite Lenders, Supermajority Lenders or all Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

         (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which waives compliance with the provisions of Section 6.10, or modifies any of the definitions of the terms used in such Sections shall be effective unless the same shall be in writing and signed by the Supermajority Lenders and Borrower.

         (c) No amendment, modification, termination or waiver shall, unless in writing and signed by each Lender, do any of the following: (i) increase the principal amount of any Lender's Commitment or subject the Lenders to any additional monetary obligation; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations;
(iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees; (v) release any Guaranty or all or substantially all of the Collateral; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the term "Requisite Lenders" or "Supermajority Lenders" insofar as such definitions affect the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or such L/C Issuer, as applicable, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

         (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all Lenders or the Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender") then, so long as Agent is not a Non-Consenting Lender, at Borrower's request Agent, or a Person acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

         (e) Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 1.10), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         11.3 FEES AND EXPENSES. Borrower shall reimburse Agent for all out-of-pocket expenses incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrower shall reimburse Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

         (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Loans;

         (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

         (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

         (d) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

         (e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default;

         (f) efforts to verify, protect, evaluate and assess and (following the occurrence of any Event of Default) to appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; including all attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

         11.4 NO WAIVER. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

         11.5 REMEDIES. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         11.6 SEVERABILITY. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.7 CONFLICT OF TERMS. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.8 CONFIDENTIALITY. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, and further agree not to use such confidential information except in connection with the evaluation and administration of the credit relationship governed by this Agreement; except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments who agree to be bound by the terms of this Section; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Agent's or such Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which

Agent or such Lender is a party; or (f) which ceases to be confidential through no fault of Agent or such Lender. The Agent and the Lenders acknowledge that the confidential information may from time to time include material non-public information relating to the Borrower or its Subsidiaries, including information regarding potential Permitted Acquisitions.

         11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY AND STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THE BOROUGH OF MANHATTAN IN THE CITY AND STATE OF NEW YORK AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN ANNEX G OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAIL, PROPER POSTAGE PREPAID.

         11.10 NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex G or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated on Annex G to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         11.11 SECTION TITLES. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         11.12 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. To the extent executed in counterparts, this Agreement shall become effective when the Agent shall have notified the Borrower that the Borrower's signature pages have been accepted by the Agent in New York, New York.

         11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR

OTHERWISE, AMONG AGENT, LENDERS AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         11.14 PRESS RELEASES. The Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) Borrower or its Affiliate is required to do so under law and then, in any event, Borrower or its Affiliate will consult with GE Capital before issuing such press release or other public disclosure. The Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

         11.15 REINSTATEMENT. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11.16 ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.17 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         11.18 NO THIRD-PARTY BENEFICIARY. Borrower's covenants in Article 5, to cause, or to use its reasonable best efforts to cause, the Managed Practices to take certain actions, are not intended to: (i) imply that Borrower, or any of its Subsidiaries, has the power and authority to control a Managed Practice;
(ii) constitute an assumption by Borrower of any obligations of a Managed Practice to any Person; or (iii) waive or release any claim or cause of action that Borrower or a Subsidiary may have against a Managed Practice for failing to comply with any of such Managed Practice's obligations under a Service Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.



                                      AMERICAN PHYSICIAN PARTNERS, INC.


                                      By:
                                         --------------------------------------

                                      Title:
                                            -----------------------------------



                                      GENERAL ELECTRIC CAPITAL
                                      CORPORATION,
                                      as Agent and Lender

Revolving Loan Commitment
(including a Swing Line Commitment
of $5,000,000):
$40,000,000                           By:
                                         --------------------------------------

                                      Title:
                                            -----------------------------------



                                      BANK ONE, TEXAS, N.A.,
                                       as Lender

Revolving Loan Commitment:            By:
$16,500,000                              --------------------------------------

                                      Title:
                                            -----------------------------------



                                      BANQUE PARIBAS,
                                       as Lender

                                      By:
                                         --------------------------------------

                                      Title:
                                            -----------------------------------

Revolving Loan Commitment:            By:
$14,500,000                              --------------------------------------

                                      Title:
                                            -----------------------------------

                                      CREDIT LYONNAIS NEW YORK BRANCH,
                                       as Lender

Revolving Loan Commitment:            By:
$14,500,000                              --------------------------------------

                                      Title:
                                            -----------------------------------



                                      TORONTO DOMINION (TEXAS), INC.,
                                       as Lender

Revolving Loan Commitment:            By:
$14,500,000                              --------------------------------------

                                      Title:
                                            -----------------------------------



                                      MANUFACTURERS AND TRADERS TRUST COMPANY,
                                       as Lender

Revolving Loan Commitment:            By:
$7,500,000                               --------------------------------------

                                      Title:
                                            -----------------------------------



                                     COOPERATIEVE CENTRALE RAIFFEISEN -
                                     BOERENLEENBANK B.A.
                                     "Rabobank Nederland," NEW YORK BRANCH,
                                       as Lender

                                      By:
                                         --------------------------------------

                                      Title:
                                            -----------------------------------


Revolving Loan Commitment:            By:
$7,500,000                               --------------------------------------

                                      Title:
                                            -----------------------------------

                               ANNEX A (Recitals)
                                       to
                                CREDIT AGREEMENT


                                  DEFINITIONS

         Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all section references in the following definitions shall refer to Sections of the Agreement:

         "Acquired Permitted Joint Venture" shall mean any Permitted Joint Venture acquired by the Borrower or one of its Subsidiaries in an acquisition permitted pursuant to Section 6.1(a).

         "Acquisition" shall mean, collectively, the acquisition at or prior to the Closing Date by one or more Subsidiaries of the Borrower of all or substantially all of the assets of the radiology practices or practice groups or clinics or imaging centers providing ancillary services to such practices or practice groups, or the acquisition by one or more Subsidiaries of the Borrower of all of the outstanding capital stock of any radiology practice or practice group or clinic or imaging center providing ancillary services to such practice or practice group, which are described on Disclosure Schedule A-1 to the Credit Agreement, in accordance with the agreements described on such Schedule and the entry of the Borrower and one or more of its Subsidiaries into one or more Service Agreements with such practice, practice group, clinic or imaging center or successor thereto which agreements are in substantially the form of the agreements described on such Schedule.

         "Acquisition Agreement" shall mean, collectively, each Agreement and Plan of Reorganization and Merger or Exchange Agreement for the Acquisition of each Founding Radiology Practice and the other Acquisitions on the Closing Date and each Service Agreement to be executed in connection therewith.

         "Acquisition Target" shall have the meaning assigned to it in Section 6.1(a).

         "Adjusted EBITDA" shall mean EBITDA of Borrower and its Subsidiaries plus any amount deducted from earnings with respect to corporate overhead in determining such consolidated net income.

         "Advance" shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

         "Affiliate" shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

         "Agent" shall mean GE Capital or its successor appointed pursuant to
Section 9.7.

         "Agreement" shall mean the Credit Agreement by and among Borrower, GE Capital, as Agent and Lender and the other Lenders signatory from time to time to the Agreement.

         "Appendices" shall have the meaning assigned to it in the recitals to the Agreement.

         "Applicable L/C Margin" shall mean the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

         "Applicable Margins" means collectively the Applicable L/C Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

         "Applicable Revolver Index Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a) of the Agreement.

         "Applicable Revolver LIBOR Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.5(a) of the Agreement.

         "Assignment Agreement" shall have the meaning assigned to it in
Section 9.1(a).

         "Availability Termination Date" shall mean the earlier of: (i) the third anniversary of the Closing Date, and (ii) the Commitment Termination Date.

         "Blue Cross/Blue Shield" shall mean any and all contracts or agreements in force between any of the Borrower, any Subsidiary or any Managed Practice and any Blue Cross/Blue Shield plan.

         "Borrower" shall have the meaning assigned to it in the recitals to the Agreement.

         "Borrower Pledge and Security Agreement" shall mean the Pledge and Security Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries and all Intercompany Notes owing to or held by it, if any, and granting a security interest in any Service Agreements to which it is a party.

         "Borrowing Availability" shall have the meaning assigned to it in
Section 1.1(a).

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

         "Capital Expenditures" shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

         "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

         "CHAMPUS" shall mean, collectively, the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 10 U.S.C. Sections 1071-1106 or elsewhere) affecting such program; and (b) all rules, regulations (including 32 C.F.R. Section 199), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

         "CHAMPVA" shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C.
Section 1713 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA; and (b) all rules, regulations (including 38 C.F.R. Section 17.54), manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

         "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended), other than John PappaJohn and/or Derace L. Schaffer, M.D., shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 25% or 30% (if such acquisition shall result from the issuance of Stock to Physicians in a Permitted Acquisition) or more of the issued and outstanding shares of Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) at any time, individuals who at the Closing Date, or if later, the date two years prior to the date of determination (the Closing Date or such later date, the "Baseline Date"), constituted 50% or more of the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the Baseline Date or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Borrower sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of its assets.

         "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of the Borrower, any of its Subsidiaries or any Managed Practice, (d) any such Person's ownership or use of any properties or other assets, or (e) any other aspect of any such Person's business.

         "Closing Date" shall mean the date of the initial funding of the Loans.

         "Closing Checklist" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

         "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Agent's or any Lender's security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

         "Collateral" shall mean the property covered by the Borrower Pledge Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

         "Collateral Documents" shall mean the Pledge Agreements, the Guaranties, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

         "Collection Account" shall mean the following account of Agent:

          GECC/CAF Depository
          Account #:50-232-854
          Bankers Trust Company
          1 Bankers Trust Plaza
          New York, New York 10006
          ABA #:  021-001-033
          Attention:  Judy Lancaster
          Reference:  CFA 4622,  American Physician Partners, Inc.

         "Commitments" shall mean (a) as to any Lender, such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Commitment) as set forth on the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Commitment) which aggregate commitment shall be One Hundred Fifteen Million Dollars ($115,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

         "Commitment Termination Date" shall mean the earliest of (a) the sixth anniversary of the Closing Date, (b) the date of termination of Lenders' obligations to make Advances and/or incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), (c) the earlier of: (i) November 30, 1997 and (ii) the date that the Borrower shall have failed in or abandoned its efforts to consummate the IPO, if the Closing Date shall not have occurred by such date, and (d) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return of all Letters of Credit or the cash collateralization (or stand-by guarantee) of all Letter of Credit Obligations pursuant to Annex B and the permanent reduction of the Revolving Loan Commitment and the Swing Line Commitment to zero dollars ($0), in accordance with the provisions of Section 1.3(a).

         "Compliance Certificate" shall have the meaning assigned to it in Annex D.

         "Copyright License" shall mean any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

         "Copyrights" shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

         "Credit Parties" shall mean Borrower and each of Borrower's Restricted Subsidiaries.

         "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         "Default Rate" shall have the meaning assigned to it in Section
1.5(d).

         "Disclosure Documents" shall mean the Registration Statement on Form S-1 filed by the Borrower in connection with the IPO and all amendments, modifications and supplements thereto.

         "Disclosure Schedules" shall mean the Schedules prepared by Borrower and denominated as such in the Agreement.

         "Dollars" or "$" shall mean lawful currency of the United States of America.

         "EBITDA" shall mean, with respect to any Person for any fiscal period, an amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, and (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, minus (c) any cash payments made in respect of any item of extraordinary loss accrued during a prior period and added back to EBITDA in such prior period pursuant to clause
(d)(v) below, plus (d) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) the amount of depreciation and amortization for such period, (iv) the amount of any deduction to consolidated net income as the result of any stock option expense, (v) the amount of any item of extraordinary loss not paid in cash in such period, and (vi) the absolute value of any aggregate net loss during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; or (2) any restoration to income of any extraordinary contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period. For the purposes of calculating the EBITDA of the Borrower and its consolidated Subsidiaries (but not when calculating the EBITDA for the Borrower and its Restricted Subsidiaries and not when calculating Adjusted EBITDA), deductions from consolidated net income for minority interests in Levered Permitted Joint Ventures shall not be made except to the extent such amounts represent actual cash payments to such minority interests.

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, having a combined capital and surplus of at least $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having a combined capital and surplus of at least $100,000,000;
(iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided, that, such bank is acting through a branch, agency or Affiliate located in the United States or managed and controlled by a branch, agency or affiliate located in the United States; (iv) any affiliate of any Lender if such Affiliate has total assets in excess of $100,0000,000; (v) any insurance company organized under the laws of the United States or any state thereof, and having total assets in excess of $100,000,000, (vi) any other commercial financial entity having total assets in excess of $100,000,000; and (vii) any other Person mutually agreed to in writing by the Borrower and the Agent.

         "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. Sections 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Sections 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.); the Clean Air Act (42 U.S.C. Sections 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. Sections 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

         "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

         "Environmental Permits" shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to any of the Borrower and its Subsidiaries, any trade or business (whether or not incorporated) which, together with such Person, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

         "ERISA Event" shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status.

         "ESOP" shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

         "Event of Default" shall have the meaning assigned to it in Section
8.1.

         "Execution Date" shall mean the date as of which this Agreement is dated.

         "Existing Permitted Joint Venture" shall mean any Permitted Joint Venture acquired as part of the Acquisition and listed on Schedule 6.1(b).

         "Federal Funds Rate" shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

         "Fees" shall mean any and all fees payable to Agent, any L/C Issuer or any Lender pursuant to the Agreement or any of the other Loan Documents.

         "Financial Statements" shall mean the consolidated income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 of the Agreement and Annex D to the Agreement.

         "Fiscal Month" shall mean any of the monthly accounting periods of Borrower.

         "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

         "Fiscal Year" shall mean any of the annual accounting periods of Borrower ending on December 31 of each year.

         "Fixed Charges" shall mean, with respect to any Person for any fiscal period, the aggregate of all Interest Expense paid or accrued during such period, plus scheduled payments of principal with respect to Indebtedness during such period; provided, however, that there shall be excluded in calculating Fixed Charges for both the Borrower and its Restricted Subsidiaries and the Borrower and its Consolidated Subsidiaries for any period through the Availability Termination Date, scheduled payments of principal of any Indebtedness.

         "Fixed Charge Coverage Ratio" shall mean, with respect to any Person for any fiscal period, the ratio of (a) (i) EBITDA, minus (ii) cash payments of income taxes (other than up to $10,000,000 payable in respect of Fiscal Year 1997 for income taxes arising from the conversion of the Founding Radiology Practices from cash-basis taxpayers to accrual-basis taxpayers) minus (iii) Capital Expenditures to (b) Fixed Charges. For any covenant calculation required to be made prior to the Availability Termination Date, Capital Expenditures for any period, for the purposes of this definition, will be defined as the amount shown on the consolidated income statement of such Persons for such corresponding period as depreciation expense.

         "Fixtures" shall mean any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

         "Founder's Closing Date Payment" shall mean an amount not to exceed the net cash proceeds received by the Borrower in the IPO, after deducting all expenses (including underwriters' discounts and commissions) incurred in connection therewith.

         "Founding Radiology Practices" shall mean Advanced Imaging of Orange County, P.C., Central Imaging Associates, P.C., Carroll Imaging Associates, Diagnostic Imaging Associates, P.A., Drs. Thomas, Wallop, Kim & Lewis, P.A., Drs. Copeland, Hyman & Shackman, P.A., Drs. Decarlo, Lyon, Hearn & Pazourek, P.A., Harbor Radiologists, P.A., Perilla, Sindler & Associates, P.A., The IDE Group, P.C., M&S X-Ray Associates, P.A., Mid Rockland Imaging Associates, P.C., Nyack Magnetic Resonance Imaging, P.C., Pelham Imaging Associates, P.C., Pacific Imaging Consultants, A Medical Group, Inc., Radiology and Nuclear Medicine, a Professional Association, Valley Radiologists Medical Group, Inc., Women's Imaging Consultants, P.C., Lexington MR, Ltd., San Antonio MRI Partnership No. 2 Ltd., Madison Square Joint Venture, South Texas MR, Inc. and South Texas No. 2 MRI Limited Partnership.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied. Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.

         "GE Capital Fee Letter" shall have the meaning assigned to it in
Section 1.6(a).

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

         "Guaranties" shall mean, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

         "Guarantors" shall mean each Subsidiary of Borrower, and each other Person, if any, which executes a guarantee or other similar agreement in favor of Agent in connection with the transactions contemplated by the Agreement and the other Loan Documents.

         "HCFA" shall mean the Health Care Financing Administration, an agency of HHS, and any successor thereto.

         "Hazardous Material" shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws.

         "Healthcare Law" shall mean, collectively, any and all federal, state or local laws, rules, regulations, manuals, orders, guidelines and requirements pertaining to the delivery of services by the Managed Practices or to the practice of medicine thereby, including without limitation all laws, rules, regulations, manuals, orders, guidelines and requirements pertaining to CHAMPUS, CHAMPVA, Medicaid or Medicare.

         "Indebtedness" of any Person shall mean without duplication (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services, but excluding trade accounts payable incurred and paid in the ordinary course of business that are not deferred or overdue by more than six
(6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not contingent on matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (g) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (h) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (i) any of the foregoing referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) Guaranteed Indebtedness.

         "Indemnified Liabilities" shall have the meaning assigned to it in
Section 1.10.

         "Index Rate" shall mean, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans at large U.S. money center commercial banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

         "Index Rate Loan" shall mean a Revolving Credit Advance or portion thereof bearing interest by reference to the Index Rate.

         "Intellectual Property" shall mean any and all Licenses, Patents, Copyrights, Trademarks and trade secrets.

         "Intercompany Notes" shall have the meaning assigned to it in Section 6.3.

         "Interest Expense" shall mean, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for such period, including, in any event, interest expense with respect to any Indebtedness of such Person.

         "Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each Fiscal Quarter to occur while such Loan is outstanding,
(b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued under the Agreement.

         "IPO" shall have the meaning assigned to it in Section 2.1.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         "IRS" shall mean the Internal Revenue Service, or any successor thereto.

         "L/C Issuer" shall have the meaning assigned to it in Annex B.

         "L/C Request" shall have the meaning assigned to it in Annex B

         "L/C Sublimit" shall have the meaning assigned to it in Annex B.

         "Lenders" shall mean GE Capital, the other Lenders named on the signature page of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include such Lender's assignee.

         "Letter of Credit Fee" has the meaning assigned to it in Annex B.

         "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Agent with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Agent or Lenders thereupon or pursuant thereto.

         "Letters of Credit" shall mean commercial or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers' acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

         "Levered Permitted Joint Venture" shall mean any Permitted Joint Venture designated by the Borrower as such at the time of the acquisition or creation thereof in accordance with Section 6.1(b).

         "LIBOR Business Day" shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

         "LIBOR Loan" shall mean an aggregation of Advances, having the same Interest Period that bear interest by reference to the LIBOR Rate.

         "LIBOR Period" shall mean, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two or three months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

          (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

          (c) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month; and

          (d) Borrower shall select LIBOR Periods so that there shall be no more than seven (7) separate LIBOR Loans in existence at any one time.

         "LIBOR Rate" shall mean for each LIBOR Period, a rate of interest determined by Agent equal to:

          (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period which appears on Dow Jones Markets Page 3750 as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of each LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System (such rate to be adjusted to the nearest one sixteenth of one percent (1/16th of 1%) or, if there is not a nearest one sixteenth of one percent (1/16th of 1%), to the next highest one sixteenth of one percent (1/16th of 1%).

          If such interest rates shall cease to be available from Dow Jones Markets, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

         "License" shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

         "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

         "Litigation" shall have the meaning assigned to it in Section 3.13.

         "Loan" shall mean either or both of the Revolving Loan and the Swing Line Loan.

         "Loan Account" shall have the meaning assigned to it in Section 1.9.

         "Loan Documents" shall mean the Agreement, the Notes, the Collateral Documents, any agreement among the Borrower or the Borrower and the Credit Parties and one or more Lenders that governs an obligation described in clause
(f) of the definition of Indebtedness which obligation is permitted pursuant to
Section 6.3(a)(iv), and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent and/or Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated hereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Agreement as the same may be in effect at any and all times such reference becomes operative.

         "Managed Practice" shall mean any radiologist, professional corporation, professional association, partnership or similar Person that, (i) pursuant to a Service Agreement, provides radiology or other related professional medical services at a medical office, clinic or other facility operated by the Borrower or any of Borrower's Subsidiaries, or at a hospital or hospital department with which the Borrower or any Subsidiary (or any Permitted Joint Venture) has a service contract, and (ii) satisfies one or more of the following criteria: (A) such Person is a Founding Radiology Practice; or (B) such Person entered into such transaction pursuant to or in connection with a Practice Acquisition.

         "Managed Practice Advance" shall mean, with respect to any Managed Practice, on any day, the cumulative excess on such day of (i) amounts paid to or for the benefit of such Managed Practice (other than amounts paid as part of the initial acquisition consideration with respect to the assets of such Managed Practice and amounts paid with respect to practice expenses which are deducted from the net revenues of the Managed Practice prior to calculating amounts payable in respect of practice compensation or management fees) over
(ii) accrued net revenues of such Managed Practice.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Borrower and its Restricted Subsidiaries taken as a whole or the industry in which such Persons operate, (b) the business, assets, operations, prospects or financial or other condition of the Borrower and its Subsidiaries taken as a whole, or the industry in which they operate, (c) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (d) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (e) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

         "Material Managed Practice" shall mean any Managed Practice that generates 10% or more of the revenues or the Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis.

         "Material Unrestricted Subsidiary" shall mean any Subsidiary that is not a Restricted Subsidiary and that generates 5% or more of the revenue or that holds 5% or more of the assets of the Borrower and its Subsidiaries on a consolidated basis.

         "Maximum Amount" shall mean, at any particular time, an amount equal to the Revolving Loan Commitment of all Lenders.

         "Medicaid" shall mean, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

         "Medicaid Certification" shall mean certification of a facility by HCFA or a state agency or entity under contract with HCFA that such healthcare facility fully complies with all the conditions of Medicaid.

          "Medicaid Provider Agreement" shall mean an agreement entered into between a state agency or other entity administering Medicaid in such state and a health care facility or physician under which the health care facility or physician agrees to provide services or merchandise for Medicaid patients.

         "Medicare" shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

         "Medicare Certification" shall mean certification of a facility by HCFA or a state agency or entity under contract with HCFA that such healthcare facility fully complies with all conditions for such facility's participation in Medicare.

         "Medicare Provider Agreement" shall mean an agreement entered into between a state agency or other entity administering Medicare in such state and a health care facility or physician under which the health care facility or physician agrees to provide services or merchandise for Medicare patients.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

         "Net Borrowing Availability" shall mean as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Revolving Credit Availability, in each case less the sum of the Revolving Loan, the Letter of Credit Obligations and the Swing Line Loan then outstanding.

         "Notes" shall mean the Revolving Notes and the Swing Line Note.

         "Notice of Conversion/Continuation" shall have the meaning assigned to it in Section 1.5(e).

         "Notice of Revolving Credit Advance" shall have the meaning assigned to it in Section 1.1(a).

         "Obligations" shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Credit Party, whether or not allowed in such proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

         "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Person granting any right with respect to any invention on which a Patent is in existence.

         "Patents" shall mean all of the following in which any Person now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

         "Payment Default" shall have the meaning assigned to such term in
Section 1.5(d).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

         "Permitted Acquisition" shall have the meaning assigned to it in
Section 6.1.

         "Permitted Encumbrances" shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable; (b) pledges or deposits of money securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) deposits of money securing statutory obligations of any Credit Party; (e) inchoate and unperfected workers', mechanics', landlords', or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j), so long as such Lien attaches only to Real Estate; (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereinafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under clauses (a)(ii) and (iii) of Section 6.7 of the Agreement.

         "Permitted Joint Venture" shall mean a Person: (i) the Stock of which is held by the Borrower or its Subsidiaries and a hospital or other health care organization not owned by the Borrower or one of its Subsidiaries, (ii) over which the Borrower or one of its Subsidiaries has management control, either as general partner, managing partner, by contract or as holder of the controlling interest, provided that this clause (ii) shall not apply to MRI of Kansas, L.P. or MRI of Kansas, Inc., (iii) the sole activity of which is to own, lease or operate a radiological diagnostic, treatment or imaging center, device, or department and/or facilities providing services ancillary to such center, device or department, (iv) is subject to no provision in its organizational documents or any contract to which it is a party that restricts the payment of dividends from such entity to the Borrower or any Subsidiary thereof that owns the Stock of such Permitted Joint Venture, provided that this restriction shall not prohibit provisions contained in debt documents of Levered Permitted Joint Ventures that restrict the payment of dividends to payments made with funds remaining after the payment of all debt service on the debt, and (v) which satisfies the requirements of Section 6.1(b), or (vi) in which the Borrower or one of its Subsidiaries holds Stock, and which at the time of the creation or the initial acquisition of the Stock thereof and at the time of each subsequent investment, loan or advance thereto, in each case by the Borrower and/or one of its Subsidiaries, complied with all of the requirements of clauses (i) through
(v) of this definition, but which subsequently fails to meet one or more of the requirements of clauses (i) through (iv) of this definition, provided that (A) the aggregate amount of the EBITDA (adjusted to reflect the pro forma effect of certain events in the manner provided in clause (B) of paragraph (iv) of the second sentence of Section 6.1(a)) of the Borrower and its consolidated Subsidiaries for the four Fiscal Quarters most recently ended for which financial statements are required to be delivered pursuant to Annex D, that is attributable to such Person and all other Persons to which this clause (vi) applies shall not exceed ten percent (10%) of the total EBITDA of the Borrower and its Consolidated Subsidiaries for such period, or (B) the Requisite Lenders shall not have notified Borrower, in the exercise of their sole discretion, that such Person no longer constitutes a Permitted Joint Venture.

         "Permitted Joint Venture Holding Company" shall mean a wholly-owned Subsidiary of the Borrower or any Restricted Subsidiary that has no assets other than (i) minute books, its corporate name and licenses, and other assets of insignificant value arising incidentally to its existence and (ii) its Stock and other permitted investments in a single Permitted Joint Venture and has no Indebtedness or liabilities except (x) contingent liabilities in respect of Indebtedness and liabilities of the Permitted Joint Venture in which it holds Stock and (y)

Indebtedness and liabilities to the Borrower and its Restricted Subsidiaries.

         "Permitted Recourse Debt" shall have the meaning assigned to it in
Section 6.3(a).

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

         "Plan" shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

         "Pledge Agreements" shall mean the Borrower Pledge Agreement, the Subsidiary Pledge Agreement and any other pledge agreement entered into after the Closing Date by any Subsidiary (as required by the Agreement or any other Loan Document).

         "Practice Acquisition" shall mean a Permitted Acquisition that results in the acquisition by the Borrower or any Restricted Subsidiary, of all or substantially all of the non-medical assets of a physician or physician group providing radiology or other professional services.

         "Prior Lender" shall mean the lenders listed on Schedule A-19 hereto.

         "Prior Lender Obligations" shall mean all obligations of any Credit Party or any Founding Radiology Practice to be repaid on the Closing Date.

         "Proceeds" shall mean "proceeds," as such term is defined in the Code and, in any event, shall include (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of Borrower or any of its Subsidiaries against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

         "Pro Forma" means the unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of _________, 1997 after giving pro forma effect to the Related Transactions.

         "Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

         "Pro Rata Share" shall mean with respect to all matters relating to any Lender the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders as any percentage may be adjusted by assignments permitted pursuant to Section 9.1.

         "Qualified Plan" shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

         "Real Estate" shall have the meaning assigned to it in Section 3.6.

         "Refinancing" shall mean the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date except as set forth on Schedule 6.3.

         "Refunded Swing Line Loan" shall have the meaning assigned to it in
Section 1.1(c)(iii).

         "Related Transactions" means each borrowing under the Revolving Loan Commitments on the Closing Date, the Acquisition, the Refinancing, the IPO, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

         "Related Transactions Documents" shall mean the Loan Documents, the Disclosure Documents, any agreement executed with any underwriter for the purchase or sale of securities in connection with the IPO, and the Acquisition Agreements.

         "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

         "Repurchase Program" shall mean purchases by the Borrower of shares of its common stock in the public market through one or more broker-dealers pursuant to a stock repurchase program, executed in purchasing cycles not to exceed three weeks each.

         "Requisite Lenders" shall mean (a) Lenders having more than fifty-one percent (51%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than fifty-one percent (51%) of the aggregate outstanding amount of the Loans (with the Swing Line Loan being attributed to the Lender making such loan) and Letter of Credit Obligations.

         "Restricted Payment" shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in stock of the same class as the Stock with respect to which such dividend or distribution is being made) in respect of a Person's Stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt;
(d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, except to the extent covered by insurance; and (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Person in its capacity as a Stockholder.

         "Restricted Subsidiary" shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

         "Retiree Welfare Plan" shall mean, at any time, a Plan that is a "welfare plan" as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

         "Revolving Credit Advance" shall have the meaning assigned to it in
Section 1.1(a).

         "Revolving Credit Availability" shall mean an amount equal to three
(3) times EBITDA of the Borrower and its Subsidiaries as calculated for the most recently ended twelve (12) month period for which financial statements are required to be delivered pursuant to paragraph (a)(i) of Annex D, provided that EBITDA for purposes of determining the Revolving Credit Availability will be computed to include, on a pro forma basis, the EBITDA of the Borrower and its Subsidiaries attributable to any entity the stock or assets of which were acquired by the Borrower or any Subsidiary of the Borrower, or which came under the management of the Borrower or any Subsidiary of the Borrower, subsequent to the first day of such twelve (12) month period or are to be acquired with the proceeds of a Revolving Credit Advance, as if such entity had been owned and/or managed by the Borrower or such Subsidiary during such period which computation shall be made for such period as provided in paragraph (d)(i) of Annex E, and, provided further that EBITDA for purposes of determining the Revolving Credit Availability will be computed to exclude the EBITDA of the Borrower and its Subsidiaries attributable to any entity 100% of the stock or substantially all of the assets of which were disposed of by the Borrower or any

Subsidiary of the Borrower or attributable to any Managed Practice the Service Agreement with respect to which was terminated and not replaced with a Service Agreement with the same entity generating substantially the same EBITDA, subsequent to the first day of such twelve (12) month period.

         "Revolving Loan" shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.

         "Revolving Loan Commitment" shall mean (a) as to any Lender, the commitment of such Lender to make Revolving Credit Advances (including without duplication Swing Line Advances) and/or incur Letter of Credit Obligations as set forth in the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances (including without duplication Swing Line Advances) and/or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Fifteen Million Dollars ($115,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

         "Revolving Note" shall have the meaning assigned to it in Section
1.1(b).

         "Senior Debt" shall mean the Obligations and, (i) in the case of the Borrower and its Restricted Subsidiaries, all other Indebtedness of the Borrower and its Restricted Subsidiaries other than the Subordinated Debt, and,
(ii) in the case of the Borrower and its consolidated Subsidiaries, all other Indebtedness of the Borrower and its consolidated Subsidiaries other than the Subordinated Debt.

         "Senior Debt Leverage Ratio" shall mean, with respect to any test period, (a) in the case of the Borrower and its Restricted Subsidiaries, the ratio of: (i) the amount of Senior Debt of the Borrower and its Restricted Subsidiaries outstanding on the last day of such period, to (ii) EBITDA of the Borrower and its Restricted Subsidiaries for four (4) Fiscal Quarters then ended, and (b) in the case of the Borrower and its consolidated Subsidiaries, the ratio of: (i) the amount of Senior Debt of the Borrower and its consolidated Subsidiaries outstanding on the last day of such period, to (ii) EBITDA of the Borrower and its consolidated Subsidiaries for four (4) Fiscal Quarters then ended.

         "Service Agreement" shall mean an agreement between the Borrower or one or more of Borrower's Subsidiaries and one or more Managed Practices (or a radiologist, professional corporation, professional association, partnership, or similar Person that would constitute a "Managed Practice," but for its failure to satisfy one of the two criteria described in clause (ii) of the definition of "Managed Practice") pursuant to which the Borrower or such Subsidiaries agree to provide or arrange for comprehensive management, administrative and other non-medical support services to such Managed Practice(s) or other Person(s) in exchange for the payment by the Managed Practice or such other Person to the Borrower or such Subsidiary of a service fee.

         "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

         "Stock" shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

         "Subordinated Debt" shall mean any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Requisite Lenders in their good faith discretion, as to right and time of payment and as to any other rights and remedies thereunder.

         "Subsidiary" shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

         "Subsidiary Guaranty" shall mean the Subsidiary Guaranty of even date herewith executed by each Subsidiary of Borrower, other than a Permitted Joint Venture, in favor of Agent, on behalf of itself and Lenders.

         "Subsidiary Pledge and Security Agreement" shall mean the Pledge and Security Agreement of even date herewith executed by each Subsidiary of Borrower, other than a Permitted Joint Venture, in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it and granting a security interest in all the Service Agreements to which it is a party.

         "Supermajority Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding amount of the Loans (with the Swing Line Loan being attributed to the Lender making such loan) and Letter of Credit Obligations.

         "Swing Line Advance" has the meaning assigned to it in Section
1.1(c)(i).

         "Swing Line Availability" has the meaning assigned to it in Section 1.1(c)(i).

         "Swing Line Commitment" shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans as set forth on the signature page to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

         "Swing Line Lender" shall mean GE Capital.

         "Swing Line Loan" shall mean at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

         "Swing Line Loan Participation Certificate" shall mean a certificate delivered pursuant to Section 1.1(c)(iv).

         "Swing Line Note" has the meaning assigned to it in Section
1.1(c)(ii).

         "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income or revenue of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or maintain their principal office, or any political subdivision thereof.

         "Termination Date" shall mean the date on which the Loans have been indefeasibly repaid in full and all other Obligations under the Agreement and the other Loan Documents have been completely discharged and Letter of Credit Obligations have been cash collateralized, canceled or backed by stand-by letters of credit in accordance with Annex B, and Borrower shall not have any further right to borrow any monies under the Agreement.

         "Third Party Payor" shall mean any governmental entity, insurance company, health maintenance organization, professional provider organization or similar entity that is obligated to make payments on behalf of any Account Debtor of any Person.

         "Title IV Plan" shall mean an employee pension benefit plan, as defined in Section 3 (2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         "Total Debt Leverage Ratio" shall mean, with respect to any test period, (a) in the case of the Borrower and its Restricted Subsidiaries, the ratio of: (i) the amount of Indebtedness of Borrower and its Restricted Subsidiaries outstanding on the last day of such period to (ii) EBITDA of Borrower and its Restricted Subsidiaries for the four (4) Fiscal Quarters then ended, and (b) in the case of the Borrower and its consolidated Subsidiaries, the ratio of: (i) the amount of Indebtedness of Borrower and its consolidated Subsidiaries outstanding on the last day of such period to (ii) EBITDA of Borrower and its consolidated Subsidiaries for the four (4) Fiscal Quarters then ended.

         "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

         "Trademarks" shall mean all of the following now owned or hereafter acquired by any Person: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

         "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by
Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

         "Unrestricted Subsidiary" shall mean any Permitted Joint Venture and any Permitted Joint Venture Holding Company.

         All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons, if any, succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance.

                             ANNEX B (Section 1.2)
                                       to
                                CREDIT AGREEMENT

                               LETTERS OF CREDIT

         (a) ISSUANCE. Subject to the terms and conditions of the Agreement, Agent and Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower's account, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an "L/C Issuer")) for Borrower's account and guaranteed by Agent; provided, however, that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Ten Million Dollars ($10,000,000.00) (the "L/C Sublimit"), (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Revolving Credit Availability less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. No such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and neither Agent nor Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date which is later than the Commitment Termination Date.

         (b) (i) ADVANCES AUTOMATIC; PARTICIPATIONS. In the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower's failure to satisfy the conditions precedent set forth in Section 2, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Lender to make available to Agent for Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender's Pro Rata Share of any such payment.

          (ii) If it shall be illegal or unlawful for Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (i) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (ii) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.

         (c) CASH COLLATERAL. If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, Borrower will pay to Agent for the benefit of Lenders cash or cash equivalents acceptable to Agent ("Cash Equivalents") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Borrower hereby pledges and grants to Agent, on behalf of Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

         If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrower shall either (i) provide cash collateral therefor in the manner described above, or (ii) cause all such Letters of Credit and guaranties thereof to be canceled and returned, or (iii) deliver a stand-by letter (or letters) of credit in guarantee of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

         From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit

Obligations of Borrower, to any other Obligations then due and payable.

         Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations when due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrower or as otherwise required by law; provided that, prior to the Commitment Termination Date and absent the occurrence and continuation of an Event of Default, any amounts remaining in the Cash Collateral account upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lenders in respect thereof shall be returned to the Borrower upon the Borrower's request therefor.

         (d) FEES AND EXPENSES. Borrower agrees to pay to Agent for the benefit of Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (x) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (y) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the daily average the amount undrawn under the Letter of Credit for such month. The Letter of Credit Fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each month. In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

         (e) REQUEST FOR INCURRENCE OF LETTER OF CREDIT OBLIGATIONS. Borrower shall give Agent at least five (5) Business Days prior written notice (the "L/C Request") requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guarantied. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Agent may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Agent and the L/C Issuer.

         (f) OBLIGATION ABSOLUTE. The obligation of Borrower to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

          (ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

          (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty;

          (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

          (vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

         (g) Indemnification; Nature of Lenders' Duties. (i) In addition to amounts payable as elsewhere provided in the Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including attorneys' fees and allocated costs of internal counsel) which Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent resulting from the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

          (ii) As between Agent and any Lender and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason other than, only in the case of a purported transfer of the entire Letter of Credit and not a right to draw or receive payment thereunder, the fact that the instrument purports to transfer a Letter of Credit which states on its face that it is non-transferable; (C) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Agent or L/C Issuer under any Letter of Credit or guaranty thereof, Agent or such L/C Issuer, as the case may be, shall be liable to the extent such payment was made as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) for errors in interpretation of technical terms; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) for any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder or under the Agreement.

          (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between Borrower and such L/C Issuer.

          (iv) Nothing contained herein shall waive, release or limit the Borrower's rights, claims and remedies as against any beneficiary of a Letter of Credit.

                            ANNEX C (Section 2.1(a))
                                       to
                                CREDIT AGREEMENT


                    SCHEDULE OF ADDITIONAL CLOSING DOCUMENTS

In addition to, and not in limitation of, the conditions described in Section
2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

         A. APPENDICES. All Appendices to the Agreement, in form and substance satisfactory to Agent.

         B. REVOLVING NOTES AND SWING LINE NOTE. Duly executed originals of the Revolving Notes and Swing Line Note for each applicable Lender, dated the Closing Date.

         C. INSURANCE. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

         D. SECURITY INTERESTS AND CODE FILINGS. Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Borrower or any Subsidiary as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date).

         E. PAYOFF LETTER; TERMINATION STATEMENTS. Copies of a duly executed payoff letter, in form and substance satisfactory to Agent, by and between all parties to the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Agent, manually signed by the Prior Lender releasing all liens of Prior Lender upon any of the personal property of each Credit Party or, in lieu thereof, a description of all financing statements for which termination statements are required, together with the commitment of the Prior Lender to execute and deliver to Agent all necessary termination statements, promptly after receiving the required payment specified in such Prior Lender's executed payoff letter, and
(b)
termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of Prior Lender or relating to the Prior Lender Obligations.

         F. SUBSIDIARY GUARANTIES. Guaranties executed by and each direct and indirect Subsidiary of Borrower, other than a Permitted Joint Venture, in favor of Agent, for the benefit of Lenders.

         G. INITIAL NOTICE OF REVOLVING CREDIT ADVANCE. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance to be requested by Borrower on the Closing Date.

         H. LETTER OF DIRECTION. Duly executed originals of a letter of direction from Borrower addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the initial Revolving Credit Advance.

         I. CHARTER AND GOOD STANDING. For Borrower and each of its Subsidiaries, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

         J. BYLAWS AND RESOLUTIONS. For Borrower and each of its Subsidiaries,
(a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors (or other governing body), approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

         K. INCUMBENCY CERTIFICATES. For Borrower and each of its Subsidiaries, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

         L. Opinions of Counsel. Duly executed originals of opinions of McDermott, Will & Emery, Brobeck, Phleger & Harrison LLP, and/or Haynes and Boone, L.L.P. counsel for Borrower and its Subsidiaries, together with any local counsel opinions requested by Agent, each in form and substance satisfactory to the Lenders, dated the Closing Date, and each accompanied by a letter addressed to such counsel from such Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion or in a letter accompanying such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

         M. PLEDGE AGREEMENTS. Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original Intercompany Notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

         N. ACCOUNTANTS' LETTER. A letter authorizing the independent certified public accountants of Borrower and its Subsidiaries to communicate with Agent and Lenders in accordance with Section 4.2.

         O. FEE LETTER. Duly executed originals of the GE Capital Fee Letter.

         P. OFFICER'S CERTIFICATE. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower, dated the Closing Date, stating that, since __________, 19__ (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Payments made by Borrower or any of its Subsidiaries; and (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries.

         Q. AUDITED FINANCIALS; FINANCIAL CONDITION. Agent shall have received Borrower's final Consolidated Financial Statements for its Fiscal Year ended December 31, 1996, audited by Arthur Andersen. Borrower shall have provided Agent with its current operating statements, a consolidated balance sheet and statement of cash flows, the Pro Forma and Projections, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Pro Forma and Projections, to the effect that (a) Borrower will be Solvent upon the consummation of the Related Transactions and the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Borrower as of the date thereof after giving effect to the transactions contemplated by the Loan Documents and the Related Transactions; (c) the Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Borrower and matters related thereto as Agent shall request.

         R. OTHER DOCUMENTS. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

                            ANNEX D (Section 4.1(a))
                                       to
                                CREDIT AGREEMENT


               FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

         Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

         (a) (i) MONTHLY FINANCIALS. To Agent, within thirty (30) days after the end of each Fiscal Month commencing with the first full Fiscal Month elapsed following the Closing Date (but in the case of such month including the results since the Closing Date), (A) financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of: (1) unaudited consolidated balance sheets as of the close of such Fiscal Month and the related consolidated statements of income for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (2) unaudited consolidated statements of income for such Fiscal Month, and (B) regarding each Subsidiary, unaudited statements of income for such Managed Practice for such Fiscal Month. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Borrower (a "Monthly Compliance Certificate") that any information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

         (ii) QUARTERLY FINANCIALS. To Agent, within forty-five (45) days after the end of each Fiscal Quarter, financial information regarding Borrower and its Subsidiaries, certified by the Chief Financial Officer of Borrower, consisting of (1) unaudited consolidated balance sheets as of the close of such Fiscal Quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; and (2) unaudited consolidated statements of income and cash flows for such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments). To the extent that the foregoing information is set forth in any periodic filing with the Securities and Exchange Commission, delivery of a copy of such filing shall meet the requirement of the preceding sentence. Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a "Quarterly Compliance Certificate") showing the calculations used in determining compliance with each financial covenant set forth on Annex E which is tested on a quarterly basis, the calculations used in determining the applicable margins pursuant to Section 1.5 (a), and the calculations to show compliance with Sections 6.2(a)(iii)(A), 6.2(a)(iv), 6.3
(a)(vii), 6.3(a)(ix), 6.4(b) and 6.14(d) and (B) the certification of the Chief Financial Officer of Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Borrower and its Subsidiaries, on a consolidated basis, in each case as at the end of such quarter and for the period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

         (b) BUDGET. To Agent, as soon as available, but not later than thirty
(30) days after the end of each Fiscal Year, an annual operating plan for Borrower, approved by the Board of Directors of Borrower, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include quarterly balance sheets and a quarterly budget for the following year and will integrate sales, operating expenses, operating profit, EBITDA and cash flow projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and acquisitions;

         (c) ANNUAL FINANCIALS. To Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for Borrower and its Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth (in the case of Financial Statements delivered for Fiscal Year 1998 and thereafter, it being understood that Fiscal Year 1998 Financial Statements will require comparisons only for the last quarter of 1997) in comparative form in each case the figures for the previous Fiscal Year and the figures contained in the Projections for such Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent (other than the Projections which are not required to be certified or audited). Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth on Annex E and the other items described in clause (A) of the third sentence of Section (a)(ii) of this Annex D, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrower and its Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

         (d) MANAGEMENT LETTERS. To Agent, within five (5) Business Days after receipt thereof by Borrower or any of its Subsidiaries, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants;

         (e) DEFAULT AND OTHER NOTICES. To Agent, as soon as practicable, and in any event within five (5) Business Days after an executive officer of Borrower has actual knowledge of the existence of any Default, Event of Default, any change with respect to a Permitted Joint Venture that would cause it to fail to meet the requirements of clauses (i) through (iv) of the definition thereof, any event respecting a Material Unrestricted Subsidiary described in Section 8.1(h) or (i), any event respecting a Managed Practice described in Section 8.1(m), (n), (o) or (p), or other event which has had, or could reasonably be expected to have, a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

         (f) SEC FILINGS AND PRESS RELEASES. To Agent, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by Borrower or any of its Subsidiaries to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by such Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by such Credit Party to the public concerning material adverse changes or developments in the business of any such Person;

         (g) SUBORDINATED DEBT AND EQUITY NOTICES. To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within two (2) Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default;

         (h) SUPPLEMENTAL SCHEDULES. To Agent, supplemental disclosures, if any, required by Section 5.6 of the Agreement;

         (i) LITIGATION. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party or Managed Practice that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

         (j) INSURANCE NOTICES. To Agent, disclosure of losses or casualties required by Section 5.4 of the Agreement;

         (k) OTHER DOCUMENTS. To Agent and Lenders, such other financial and other information respecting the Borrower's or any of its Subsidiaries' business or financial condition as Agent or any Lender shall, from time to time, request, provided that such right to request other information shall not include a right to require additional periodic reports unless an Event of Default shall have occurred and be continuing at the time of such request.

                                    E-PAGE 3

                             ANNEX E (Section 6.10)
                                       to
                                CREDIT AGREEMENT

                              FINANCIAL COVENANTS


         Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP:

         (a) MINIMUM FIXED CHARGE COVERAGE RATIO. Each of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the number of Fiscal Quarters ended since the Closing Date, or, if the number of Fiscal Quarters ended since the Closing Date exceeds 4 quarters, then for the four (4) Fiscal Quarters then ended, of not less than the following for each of the following periods:

                          Period                               Ratio
                          ------                               -----
     Fiscal Quarter ending September 30, 1997
       through the Fiscal Quarter ending June 30, 2000;     2.65 to 1.00

     Fiscal Quarter ending September 30, 2000; and          1.35 to 1.00
       each Fiscal Quarter ended thereafter                 1.10 to 1.00

         (b) MAXIMUM LEVERAGE RATIO. Each of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, on a consolidated basis shall have, at the end of each Fiscal Quarter a Total Debt Leverage Ratio not in excess of 4.0 to 1.0.

         (c) MAXIMUM SENIOR DEBT LEVERAGE RATIO. Each of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, on a consolidated basis shall have at the end of each Fiscal Quarter a Senior Debt Leverage Ratio not in excess of 3.0 to 1.0.

         (d) PRO FORMA ADJUSTMENTS. In calculating quarterly compliance with the covenants specified in paragraphs (a), (b) and (c) above, the following adjustments shall be made to reflect the effect of acquisitions, dispositions and terminations of Service Agreements (which are not contemporaneously replaced by Service Agreements with the same Managed Practices and which new agreements provide substantially the same EBITDA to the Borrower and its Subsidiaries as the terminated Service Agreements) occurring after the Closing Date and during the relevant test period:

          (i) For the purposes of paragraphs (a), (b) and (c) the EBITDA attributable to such acquisition, based on the actual EBITDA of such acquired entity for such period, shall be included as if such entity had been acquired on the first day of such period but shall be adjusted to reflect the APPI Physician compensation model, and shall be adjusted to eliminate, as of the first day of such period, any Indebtedness repaid, retired, disposed of or refinanced in such acquisition and to include any Indebtedness incurred in connection with such acquisition (including any portion thereof used to fund the aforementioned refinancing);

          (ii) For the purposes of paragraph (a), Fixed Charges shall include, as of the first day of such period and for the entire period, any Fixed Charges associated with any acquired entity, including, any interest attributable to any Indebtedness incurred in connection with such acquisition, but excluding any interest or other Fixed Charges attributable to any Indebtedness repaid, retired, disposed of or refinanced in such acquisition (including any portion thereof used to fund the aforementioned refinancing);

          (iii) For the purposes of paragraph (a), for any test period which occurs prior to the date when four (4) Fiscal Quarters have ended since the Closing Date, and that requires adjustments pursuant to clauses (i) and (ii) above, the Fixed Charge Coverage Ratio shall be calculated by annualizing the results for the Company and its Subsidiaries before making the adjustments referred to in such clauses and then making the adjustment described in such clauses based on the actual results of the newly acquired entities for the four (4) quarters ended as of the end of the relevant test period; and

          (iv) For the purposes of paragraphs (b) and (c), Indebtedness and Senior Debt of the Borrower and its Subsidiaries shall be adjusted (A) upward to reflect any Indebtedness or Senior Debt incurred or assumed in connection with such acquisition or disposition and (B) downward to reflect any Indebtedness or Senior Debt repaid, retired or disposed of in connection with such acquisition, disposition or Service Agreement termination to the extent that the Borrower and/or its Subsidiaries have been released from all liability therefor.

          (v) For the purposes of paragraphs (a), (b) and (c), the EBITDA attributable to any entity all or substantially all of whose Stock or assets were disposed of or to any terminated Service Agreement shall be excluded as if such entity had been disposed of, or such Service Agreement terminated, on the first day of such period and shall be adjusted to eliminate, as of the first day of such period, any Indebtedness repaid, retired or disposed of in connection with such disposition or termination to the extent that the Borrower and/or the remaining Subsidiaries have been released from all liability therefor.

          (vi) For the purposes of paragraph (a), Fixed Charges shall exclude, as of the first day of such period and for the entire period, any Fixed Charges associated with any entity disposed of or with any terminated Service Agreement, including, any interest or other Fixed Charges attributable to any Indebtedness repaid, retired or disposed of in such disposition or termination, to the extent that the Borrower and/or the remaining Subsidiaries have been released from all liability therefor.

         (e) CERTAIN OTHER ADJUSTMENTS. In calculating the covenants for the Borrower and its Restricted Subsidiaries above: (i) EBITDA shall be calculated so as to exclude all items included in EBITDA with respect to any Permitted Joint Venture or any Unrestricted Subsidiary; (ii) Fixed Charges shall be calculated to exclude any such amounts attributable to any Permitted Joint Venture or any Unrestricted Subsidiary; and (iii) Senior Debt and Indebtedness of the Borrower and its Restricted Subsidiaries shall not include any Indebtedness of any Unrestricted Subsidiary or that constitutes Permitted Recourse Debt.

                            ANNEX F (Section 1.1(d))
                                       to
                                CREDIT AGREEMENT

LENDERS' WIRE TRANSFER INFORMATION

General Electric Capital Corporation:
------------------------------------

          GECC/CAF Depository
          Account #: 50-232-854
          Bankers Trust Company
          1 Bankers Trust Plaza
          New York, New York 10006
          ABA #:  021-001-033

          Attention:  Judy Lancaster
          Reference:  CFA 4622,  American Physician Partners,Inc.

Bank One, Texas, N.A.:
----------------------

          Bank One, Texas, N.A.
          Dallas, Texas
          Credit Account #: 0109904045
          ABA #: 111000614

          Attention:  Lesa Nile
          Reference:  Loan

Banque Paribas:
---------------

          Bankers Trust Company New York
          For Account #: 04202195 Banque Paribas New York
          For Further Credit to A/C #: 2144-001545 Banque Paribas Houston Agency ABA #: 021001033

          Reference:  APPI

Credit Lyonnais:
----------------

          Credit Lyonnais New York
          Account #: 01-88179-3701
          ABA #: 0260-0807-3

          Attention:  Loan Servicing
          Reference:  American Physician Partners, Inc.


Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,
-----------------------------------------------------
"Rabobank Nederland" New York Branch:
-------------------------------------

          Bank of New York
          A/C Rabobank New York
          A/C #: 802 6002533
          ABA #: 021000018

          Reference:  American Physician

Toronto Dominion (Texas), Inc.:
-------------------------------

          Bank of America NTSA
          FAVOR: TD Houston Agency
          Account #: 6550-6-52270
          ABA #: 026009593


          Reference:  American Physician Partners, Inc.


Manufacturers & Trust Company:
------------------------------

          M & T Bank
          One M & T Plaza
          Buffalo, New York 14240
          Beneficiary Name: Open Items General Ledger Account
          For the Benefit of: cost center 353
          Account #: 02684000
          Contact Person: Judy Cummings
          Contact Phone Number: (716) 258-8260

          Reference:  APPI

                            ANNEX G (Section 11.10)
                                       to
                                CREDIT AGREEMENT

                                NOTICE ADDRESSES


(A)  If to Agent or GE Capital, at

     General Electric Capital Corporation
     3379 Peachtree Road, Suite 560
     Atlanta, Georgia  30326
     Attention: John P. Crosby, Account Manager
     Telecopier No.:  (404) 266-3538
     Telephone No.:  (404) 814-2609

     with copies to:

     Kilpatrick Stockton LLP
     1100 Peachtree Street, Suite 2800
     Atlanta, Georgia  30309-4530
     Attention:  Colvin  T. Leonard, III, Esq.
     Telecopier No.:  (404) 815-6555
     Telephone No.:  (404) 815-6172

     and

     General Electric Capital Corporation
     201 High Ridge Road
     Stanford, Connecticut 06927-5100
     Attention:  Corporate Counsel
     Telecopier No.:  (203) 316-7889
     Telephone No.:  (203) 316-7552

(B)  If to Borrower, at

     American Physician Partners, Inc.
     2301 NationsBank Plaza
     901 Main Street
     Dallas, Texas  75202
     Attention:  Sami Abbasi
     Telecopier No.:  (214) 761-3150
     Telephone No.:  (214) 761-3131

     With copies to:

     ------------------------------


     ------------------------------

     Attention:
                -------------------

     Telecopier No.:
                    ---------------

     Telephone No.: ---------------


(C)  If to any Lender, to such Lender at its address specified below:

     Bank One, Texas, N.A.
     1717 Main Street
     Third Floor, Health Care Group
     Dallas, Texas  75201
     Attn:  C.L. Turner, III
     Telecopier No.: (214) 290-2492
     Telephone No.: (214) 290-3347


     Banque Paribas
     1200 Smith Street, Suite 3100
     Houston, Texas  77002
     Attn:     Leah Evans-Hughes
                    Operations Officer
     Telecopier No.: (713) 659-5234
     Telephone No.: (713) 659-4811


     Credit Lyonnais
     1301 Avenue of the Americas
     New York, New York  10019
     Attn:  Martin D. Golden
     Telecopier No.: (212) 261-3440
     Telephone No.: (212) 261-7791


     Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland" New York Branch
     245 Park Avenue
     New York, New York  10167
     Attention: Corporate Services Department
     Telecopier No.: (212) 916-7880
     Telephone No.: (212) 916-7863

     With copies to:

     Rabobank Nederland
     1355 Noel Road
     One Galleria Tower
     Suite 100
     Dallas, Texas  75240
     Attention: Anita Vogel


     Toronto Dominion (Texas), Inc.
     909 Fannin Street, Suite 1700
     Houston, Texas  77010
     Attn:  Neva Nesbitt
     Telecopier No.: (713) 951-9921
     Telephone No.: (713) 653-8261


     With copies to:

     Robert Maloney / Stuart Odell
     31 West 52nd Street
     New York, New York  10019
     Telecopier No.: (212) 974-0396
     Telephone No.: (212) 468-0750 / (212) 468-0769


     Manufacturers and Traders Trust Company
     225 Easy Avenue
     Rochester, New York  14692
     Telecopier No.: (716) 325-5105
     Telephone No.: (716) 258-8459

                                                                   SCHEDULE 1.1


                             Responsible Individual



     Judy Lancaster
     3379 Peachtree Road, Suite 560
     Atlanta, Georgia  30326
     Telecopier No.:  (404) 266-3538
     Telephone No.:  (404) 814-3100

                                                                   SCHEDULE 1.4


                           SOURCES AND USES OF FUNDS

            SOURCES                                             USES
            -------                                             ----
Net IPO Proceeds      $66,300,000            Founders' Group             $54,583,000

Credit Agreement      $21,865,562            Distribution
                      -----------            Repay Existing              $26,582,562
                                             Indebtedness                  5,000,000
Total Sources         $88,165,562            Cash on Opening Balance     $ 5,000,000

                                             Sheet Transaction Fees      $ 2,000,000
                                                                        -----------
                                             Total Uses                  $88,165,562


                SEE PAY PROCEEDS LETTER FOR DETAILED FUNDS FLOW.